IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:                                                                   :           Chapter 11
              :
PNG VENTURES, INC., et al.,1                      :           Case No. 09-13162 (CSS)
                   :          (Jointly Administered)
Debtors.                   :
__________________________________   :                                                                           Related to Docket Nos. 219 and 251

FINDINGS OF FACT, CONCLUSIONS OF LAW, AND ORDER CONFIRMING THE DEBTORS' FIRST AMENDED CHAPTER 11 PLAN OF REORGANIZATION

On September 9, 2009 (the "Petition Date")2, PNG Ventures, Inc.  ("PNG") and its affiliated debtors in the above-captioned chapter 11 cases (collectively, the "Debtors") each filed in the United States Bankruptcy Court for the District of Delaware (the "Court") a voluntary petition for relief under chapter 11 of title I 1 of the United States Code, 11 U.S.C. §§ 101, et seq. (the "Bankruptcy Code").  The Debtors' chapter 11 cases (the “Cases”) have been consolidated for procedural purposes and are being jointly administered pursuant to Rule 1015(b) of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules") and Rule 1015-1 of the Local Rules of Bankruptcy Practice and Procedure for the United States Bankruptcy Court for the District of Delaware (the "Local Rules").

On December 24, 2009, the Debtors filed their First Amended Plan of Reorganization (the “Plan”) [D.I. 219] and their First Amended Disclosure Statement (the “Disclosure Statement”) [D.I. 220].  Following a hearing commenced on January 5, 2010 and the submission of further modifications to the Plan and Disclosure Statement pursuant to

1 The Debtors herein are New Earth LNG, LLC, PNG Ventures, Inc., Arizona LNG, LLC, Applied LNG Technologies USA, LLC, Fleet Star, Inc. and Earth Leasing, Inc.  The address for each Debtor is 5310 Harvest Hill Road, Dallas, TX 75230.

2 Capitalized terms used but not defined herein shall have the same meanings as ascribed to such terms in the Plan.

Certification of Counsel in response thereto, the Court entered its Order approving the Disclosure Statement (the “Disclosure Statement Order”) as containing “adequate information” within the meaning of section 1125 of the Bankruptcy Code, authorizing the solicitation of acceptances and rejections of the Plan, establishing deadlines and procedures and setting March 5, 2010 as the date for the hearing on confirmation of the Plan (the “Confirmation Hearing”).

On or before January 14, 2010, Logan and Company, Inc. (“Logan”), the Debtors’ Claims and Solicitation Agent, mailed the solicitation materials to creditors and other parties in interest in accordance with the Disclosure Statement Order, including notice of the Confirmation Hearing (the “Confirmation Hearing Notice”).

The Disclosure Statement Order established February 22, 2010 at 4:00 p.m. (Prevailing Eastern Time) as the deadline for voting on the Plan (the "Voting Deadline") and for filing objections to the Plan.

As described in the Declaration of Kathleen M. Logan Certifying Voting On, and Tabulation of, Ballots Accepting and Rejecting First Amended Joint Chapter 11 Plan of Reorganization For PNG Ventures, Inc. and Its Affiliated Debtors (the “Solicitation and Voting Affidavit”) [D.I. 339], the Plan was accepted by 100% in both number and amount of holders of the Class 2 (Medley) Claims and Class 5 (General Unsecured Creditors) Claims. The holders of the Class 4 (BFI) Claim did not timely vote and therefore, pursuant to the Disclosure Statement Order, it is deemed to have voted in favor of the Plan.

On February 17, 2010, Debtors filed a Notice of Amendments to the Exhibits of Assumed Executory Contracts and Unexpired Leases and the Rejected Executory Contracts and Unexpired Leases [D.I. 311].

On February 17, 2010, the Debtors filed notices of filing of certain documents related to the Plan (the “Plan Supplement”) [D.I. 312].

On February 27, 2010, the Debtors filed a Notice of certain proposed non-material modifications to the Plan [D.I. 331].

On March 3, 2010, the Debtors filed their Memorandum in Support of Confirmation of Debtors’ First Amended Plan of Reorganization of PNG Ventures, Inc. (the "Confirmation Memorandum").  Further, on that same date, the Debtors filed the Certifications of John Tittle, Jr. and Alan Bradley Gabbard in support of confirmation of the Plan (collectively, the "Certifications in Support of the Plan").

The Confirmation Hearing commenced on March 5, 2010.  The Court overruled the objections filed by BFI and the U.S. Trustee relating to section 11.3 of the Plan (Third Party Releases) for the reasons set forth on the record at the Confirmation Hearing.  The Debtors submitted their direct case in support of confirmation of the Plan.  The Debtors and the Creditors’ Committee asked for additional time to work through an issue relating to the Excise Tax Rebate.  The compromise reached by the Debtors and the Creditors’ Committee is reflected in Paragraph E. of this Order.

NOW, THEREFORE, the Court having considered the Plan, the Solicitation and Voting Affidavit, the Certifications in Support of the Plan, the Confirmation Memorandum, all evidence proffered or adduced and the arguments of counsel at the Confirmation Hearing, and the entire Record of these Cases, and after due deliberation thereon and good cause appearing therefore, this Court hereby makes and issues the following Findings of Fact and Conclusions of Law as follows:

FINDINGS OF FACT AND CONCLUSIONS OF LAW

A.           Jurisdiction and Venue. This Court has subject matter jurisdiction over the Cases to confirm the Plan pursuant to 28 U.S.C. §§ 157 and 1334. Venue before this Court was proper as of the Petition Date and continues to be proper pursuant to 28 U.S.C. §§ 1408 and 1409.  Confirmation of the Plan is a core proceeding under 28 U.S.C. § 157(b).  The Debtors were and are qualified to be debtors under section 109 of the Bankruptcy Code.

B.           Burden of Proof. The Debtors, as proponents of the Plan, have the burden of proving the elements of section 1129(a) of the Bankruptcy Code by a preponderance of the evidence, and, as set forth below, the Debtors have met that burden.

C.          Judicial Notice. This Court takes judicial notice of the docket in these Cases maintained by the Clerk of the Court and/or its duly appointed agent, including, without limitation, all pleadings, notices and other documents filed, all orders entered, and all evidence and arguments made, proffered or adduced at the hearings held before the Court during these Cases.

D.           The Record. The following record (the "Record") was established to support confirmation of the Plan:

(i)
All documents identified by the Debtors at the Confirmation Hearing, including, without limitation, the Plan, the Disclosure Statement and all exhibits, schedules and attachments thereto and filed in connection therewith as may be amended or modified, and the Plan Supplement, all of which were admitted into evidence without objection;

(ii)	The Certifications in Support of the Plan;

(iii)	The Solicitation and Voting Affidavit[D.I. 339];

(iv)	The Modifications of the Plan, both filed [D.I. 331] and those made orally on the record at the Confirmation Hearing and in this Order;

(v)	The entire record of these Cases and the docket maintained by the clerk of the Court and/or its duly appointed agent, including, without limitation, all pleadings and other documents filed, all orders entered, and all evidence and argument made, proffered, or adduced at the hearings held before the Court during the pendency of these Cases, as to all of which the Court took judicial notice at the Confirmation Hearing; and

(vi)
The statements and argument of counsel on the record at the Confirmation Hearing, and all papers and pleadings filed with the Court in support of, in opposition to, or otherwise in connection with, confirmation of the Plan.

The evidence that was admitted into the Record in support of confirmation of the Plan and all related matters demonstrates, by a clear preponderance of the evidence, that the Plan should be confirmed.

E.           Modifications to the Plan.  The Debtors have made the following non-material modifications to the Plan as follows:

(i)	the modifications set forth in the Notice of proposed non-material modifications filed on February 26, 2010;

(ii)           the modifications orally made on the record at the Confirmation Hearing; and

(iii)           the modifications relating to section 4.4(e)(ii) of the Plan set forth below:

Paragraph 4.4(e)(ii) of the Plan regarding treatment of Class 5 General Unsecured Claims shall be and is hereby modified to add thereto at the end of that section the following paragraph with respect to payment to the Creditor Fund of the Excise Tax Rebate:

The additional payment to the Creditor Fund by the Reorganized Debtors of the Excise Tax Rebate within 10 days of the Reorganized Debtors receipt thereof, as required under this Section 4.4(e) hereinabove, shall be guaranteed by the Reorganized Debtor so that the Creditor Fund will receive the Excise Tax Rebate in the amount of $450,000 pursuant to the following terms and conditions:

(a)           On or before December 31, 2011, the Reorganized Debtors will pay to the Creditor Trust in cash a sum equal to the difference between (i) $450,000 and (ii) the amount of Excise Tax Rebate cash which had already been collected and received by the Creditor Trust prior to December 31, 2011 (the "Remaining Balance"); and

(b)           The Reorganized Debtors' obligation to pay any Remaining Balance will terminate on the earlier of (i) December 31, 2011 upon payment of any Remaining Balance, or (ii) when the sum of $450,000 has been collected and received by the Creditor Trust.

Except as expressly modified as set forth above, all of the terms and provisions of Section 4.4(e)(ii) of the Plan shall remain in full force and effect.

(the “Modifications”).  Pursuant to section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019, none of the Modifications require additional disclosure under section 1125 of the Bankruptcy Code, nor do they require that the holders of Claims or Equity Interests be afforded an opportunity to change previously cast acceptances of the Plan.  The Plan as modified by the Modifications shall constitute the Plan submitted for confirmation by the Court.

F.           Objections.  As presented at the Confirmation Hearing, the consensual resolutions of certain Objections satisfy the applicable requirements of the Bankruptcy Code and the Bankruptcy Rules and are in the best interests of the Debtors and their estates and supported by the Record, and therefore should be approved.  All objections that were not resolved by agreement on or prior to the Confirmation Hearing are overruled, and are otherwise disposed of as set forth herein and on the record at the Confirmation Hearing.

G.           Solicitation and Notice. To obtain the requisite acceptance of the Plan, on January 14, 2010, Logan commenced solicitation of acceptances and rejections of the Plan by distributing the Disclosure Statement and related materials to holders of Claims against the

Debtors classified in impaired classes entitled to vote under the Plan.

(i)
As evidenced by the Solicitation and Voting Affidavit, the Debtors transmitted the following to all known holders of Claims against the Debtors classified in impaired classes entitled to vote under the Plan: (a) the Disclosure Statement Order (excluding exhibits), (b) the Disclosure Statement with the Plan as an exhibit and all exhibits thereto, (c) the Confirmation Hearing Notice, (d) the appropriate ballot, customized for each impaired Class being solicited, and (e) a pre-addressed, postage prepaid return envelope (collectively, the "Solicitation Packages").

(ii)
Specifically, the Solicitation Packages were distributed to holders of Claims in Class 2 (Medley), Class 4 (BFI) and Class 5 (General Unsecured Claims), which were the only impaired Classes entitled to vote on the Plan.  Further, the period during which the Debtors solicited votes to accept or reject the Plan was reasonable in the circumstances of these Cases and enabled holders of impaired Claims to make an informed decision to accept or reject the Plan.

(iii)
The Debtors were not required to solicit votes from the holders of Class I - Priority Claims or Class 3 – Greenfield Claims, as all such Classes are unimpaired under the Plan.  As set forth in the Solicitation and Voting Affidavit, these classes were mailed the Notice of Non-Voting Status – Unimpaired Classes.   The Debtors were not required to solicit votes from the holders of Class 6 - Old Equity Interests, as such Class is deemed to have rejected the Plan.  As set forth in the Solicitation and Voting Affidavit, these classes were mailed the Notice of Non-Voting Status – Deemed Rejected Class.

(iv)
Also as evidenced by the Solicitation and Voting Affidavit, the Disclosure Statement Order (excluding Exhibits), the Confirmation Hearing Notice, the Disclosure Statement (with the Plan as an exhibit) was mailed to the United States Trustee, attorneys for the Creditors’ Committee, the Securities and Exchange Commission, the District Director of the Internal Revenue Service, the United States Department of Justice, counter-parties to existing contracts and leases, taxing authorities to which the Debtors’ operations are subject and parties requesting notice pursuant to Bankruptcy Rule 2002.

(v)	The Confirmation Notices were also published electronically at http://www.deb.uscourts.gov and http://www.loganandcompany.com.

(vi)
The Debtors complied with the Disclosure Statement Order, the Bankruptcy Code, the Bankruptcy Rules, the Local Rules of this Court and all other applicable laws in connection with the solicitation of votes on the Plan and the provision of notice of the Confirmation Hearing and all relevant deadlines set forth in the Disclosure Statement Order.  As such, the notice provided was due and proper with respect to all matters relating to the solicitation of votes on, and the confirmation of the Plan and satisfied the requirements of due process with respect to all creditors, equity holders and parties in interest who were provided actual or constructive notice.

H.           Voting. As evidenced by the Solicitation and Voting Affidavit, votes to accept or reject the Plan have been solicited and tabulated fairly, in good faith, and in a manner consistent with the Disclosure Statement Order, the Bankruptcy Code, Bankruptcy Rules, the Local Rules of this Court.  Each class of Claims and Equity Interests either (i) voted to accept the Plan under section 1126 of the Bankruptcy Code and for purposes of section 1129(a)(8)(A) of the Bankruptcy Code, (ii) is not impaired as provided in section 1124 and 1129(a)(8)(B) of the Bankruptcy Code and is deemed, under section 1126(f) of the Bankruptcy Code, to have voted to accept the Plan, or (iii) is deemed, under section 1126(g) of the Bankruptcy Code, to have voted to reject the Plan.

I.           Compromises and Settlements under and in Connection with the Plan.  The Settlement by and between the Debtors and the Kelley Parties, approved by this Court on February 17, 2010 [D.I. 309] which was conditioned upon confirmation of the Plan and occurrence of the Effective Date, is hereby deemed effective as of the Effective Date.  Accordingly, all such actions contemplated therein by the Debtors and the Kelley Parties are hereby authorized as of the Effective Date.

J.         Releases, Exculpations and Injunctions. The Plan and this Confirmation Order provide for various releases, exculpations and injunctions. With regard to the releases contained in section 11.3 of the Plan as modified by the Modifications, they are determined to be fair, necessary to the Debtors’ reorganization, are supported by fair consideration and therefore are valid and binding.

K.         Securities Under the Plan. Pursuant to the Plan, and without further corporate or other action, the Reorganized Debtors are authorized to issue shares of Reorganized Debtors common stock, as described in the Plan.

L.           Credit Agreement. The Credit Agreement, as set forth in the Plan Supplement, is an essential element of the Plan, and entry into the Credit Agreement is in the best interests of the Debtors, their estates, and their creditors. The Debtors have exercised reasonable business judgment in determining to enter into the Credit Agreement on the terms described therein. The Debtors have provided sufficient and adequate notice of the Credit Agreement to all parties in interest. All documents necessary to implement the Plan, including, without limitation, the Credit Agreement and all other documents contemplated in the Plan, and set forth in the Plan Supplement, shall, upon execution or as otherwise provided in sections 4.4 and 8.1 of the Plan, be valid, binding, and enforceable agreements and not be in conflict with any federal or state law.

M.          Executory Contracts and Unexpired Leases. The Debtors have exercised reasonable business judgment in determining whether to reject or assume each of their executory contracts and unexpired leases under the terms of the Plan and this Confirmation Order. Each pre- or post-confirmation rejection or assumption of an executory contract or unexpired lease pursuant to Article VII of the Plan will be legal, valid and binding upon the applicable Debtor and all non-Debtor parties to such executory contract or unexpired lease, as applicable, all to the same extent as if such rejection or assumption had been effectuated pursuant to an appropriate order of the Court entered before the Confirmation Date under section 365 of the Bankruptcy Code.  Each of the executory contracts and unexpired leases to be rejected or assumed is deemed to be an executory contract or an unexpired lease, as applicable.

The Plan constitutes a motion to assume such executory contracts and unexpired leases (collectively, the "Assumed Contracts") as set forth in Article VII of the Plan. Except as otherwise provided in a separate order of the Court, any non-Debtor party to an Assumed Contract was required to object to such assumption or to the cure amounts proposed by the Debtors in connection therewith by no later than February 22, 2010 at 4:00 p.m. (Prevailing Eastern Time).  Upon the entry of this Confirmation Order, (a) all of the requirements of sections 365(b) and (f) of the Bankruptcy Code will have been satisfied with respect to each Assumed Contract for which no timely objection was filed; (b) all rights to object to the assumption of any such Assumed Contract will have been waived; (c) except as the Court may hereafter determine is necessary and appropriate to effect the purpose of the Bankruptcy Code and equity, all rights to object to the cure amounts with respect to any such Assumed Contracts will have been waived; and (d) the assumption of such Assumed Contracts will have been approved.

N.           Standing. The Debtors have satisfied section 1121 of the Bankruptcy Code in that the Debtors have standing to file a plan of reorganization. Furthermore, the Plan reflects the date it was filed with the Court and identifies the entities submitting it as Plan proponents, thereby satisfying Bankruptcy Rule 3016(a). The filing of the Disclosure Statement with the Court satisfies Bankruptcy Rule 3016(b).

O.           The Plan Complies with the Bankruptcy Code (11 U.S.C. §1129(a)(1)). As set forth below and as demonstrated by the Record, the Plan complies with all relevant sections of the Bankruptcy Code, Bankruptcy Rules and the Local Rules of this Court relating to the confirmation of the Plan. In particular, the Plan complies with all of the requirements of section 1129 of the Bankruptcy Code.

P.           Proper Classification (11 U.S.C. §§ 1122 and 1123(a)(1)). The Plan complies fully with the requirements of sections 1122 and 1123 of the Bankruptcy Code. The Plan's classifications conform to the statute and separately classifies claims based on valid business and legal reasons. The Debtors' classification has a rational basis because it is based on the respective legal rights of each holder of a Claim against or Equity Interest in the applicable Debtors’ Estate and was not proposed to create a consenting impaired class and, thereby, manipulate class voting. Article IV of the Plan designates classes of Claims and Equity Interests that require classification.

Q.           Specified Unimpaired Classes (11 U.S.C. § 1123(a)(2)). The Plan complies fully with the requirements of section 1123(a)(2) of the Bankruptcy Code. Article IV of the Plan specifies which classes of Claims and Equity Interests are not impaired under the Plan.

R.           Treatment of Impaired Classes (11 U.S.C. §1123(a)(3)). The Plan complies fully with the requirements of section 1123(a)(3) of the Bankruptcy Code. Article IV of the Plan specifies the treatment of classes and interests under the Plan, including those which are impaired.

S.           No Discrimination (11 U.S.C. §1123(a)(4)). The Plan complies fully with the requirements of section 1123(a)(4) of the Bankruptcy Code. As reflected in the treatment set forth in Article IV of the Plan, the treatment of each of the Claims and Equity Interests in each particular class is the same as the treatment of each of the other Claims or Equity Interests in such class; provided, however, to the extent any claimant received any better treatment than that described by the Plan for its class on the basis of the standards for compromise and settlement, the Court hereby finds that such better treatment does not need to be made available to other members of the class.

T.           Implementation of Plan (11 U.S.C. §1123(a)(5)). The Plan complies fully with the requirements of section 1123(a)(5) of the Bankruptcy Code. The Plan provides adequate means for implementation of the Plan through, among other things, the funding of the Plan by Castlerigg, the reduction of its Allowed Secured Claim by Medley and the issuance of certain equity securities and debt as described above, as well as the manner of making distributions of property under the Plan.

U.           Nonvoting Equity Securities (11 U.S.C. §1123(a)(6)). The Plan complies fully with the requirements of section 1123(a)(6) of the Bankruptcy Code. As evidenced by the Plan Supplement, the charter documents of Reorganized Debtors include such provisions as are required by section 1123(a)(6) of the Bankruptcy Code.

V.           Designation of Directors and Officers (11 U.S.C. § 1123(a)(7)). The Plan complies fully with the requirements of section 1123(a)(7) of the Bankruptcy Code. Section 8.8 of the Plan provides for the selection of the members of the board of directors for the Reorganized Debtors (the "Board").  The Certification of Brad Gabbard sets forth the individuals serving on the Board, their affiliations and, as applicable, their compensation.  Under section 8.8 of the Plan, the current management and officers, respectively, of the Debtors will continue their service. All of these provisions are consistent with the interests of creditors and equity security holders.

W.           Additional Plan Provisions (11 U.S.C. §1123(b)). The Plan's provisions are appropriate and consistent with the provisions of the Bankruptcy Code.

X.           Debtors' Compliance with the Bankruptcy Code (11 U.S.C. §1129(a)(2)). The Plan complies fully with the requirements of section 1129(a)(2) of the Bankruptcy Code.

Pursuant to section 1129(a)(2) of the Bankruptcy Code, the Debtors have complied with the applicable provisions of title 11, including, specifically, sections 1125 and 1126 of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules of this Court and the Disclosure Statement Order governing notice, disclosure and solicitation in connection with the Plan, the Disclosure Statement, the Solicitation Procedures, the Plan Supplement and all other matters considered by the Court in connection with these Cases.

Y.           Plan Proposed in Good Faith (11 U.S.C. §1129(a)(3)). The Plan complies fully with the requirements of section 1129(a)(3) of the Bankruptcy Code. Having examined the totality of the circumstances surrounding the Plan, the Court has determined that the Plan was proposed in good faith and not by any means forbidden by law. The Plan achieves the rehabilitative and reorganizational goals of the Bankruptcy Code by restructuring the Debtors' obligations and providing the means through which the Debtors' businesses may operate as a viable enterprise. The Plan is the result of extensive arm's-length discussions, debate and/or negotiations among the Debtors and key stakeholders and is overwhelmingly supported by the creditors and other parties in interest in these Cases. It is clear that the Plan promotes the rehabilitative objectives and purposes of the Bankruptcy Code.

Z.           Payment for Services or Costs and Expenses (11 U.S.C. § 1129(a)(4)). The Plan complies fully with the requirements of section 1129(a)(4) of the Bankruptcy Code. Section 3.2 of the Plan clearly provides that each Professional Person who holds or asserts an award of compensation for services rendered and/or reimbursement of expenses is required to file with the Court, and serve upon all parties required to receive notice, a fee application within sixty (60) days after the Effective Date. Failure to file and serve such notice timely and properly will result in the Professional Claim being forever barred and discharged. A

Professional Claim in respect of which a fee application has been properly filed and served pursuant to Section 3.2 of the Plan will become an Allowed Administrative Claim only to the extent allowed by an order of this Court. All accrued fees and expenses of professionals through the Effective Date remain subject to final review for reasonableness by the Court under applicable provisions of the Bankruptcy Code. The foregoing procedures for this Court's review and ultimate determination of fees and expenses paid satisfy the objectives of section 1129(a)(4) of the Bankruptcy Code.

AA.           Directors, Officers and Insiders (11 U.S.C. § 1129(a)(5)). The Plan complies fully with the requirements of section 1129(a)(5) of the Bankruptcy Code. Section 8.8(c) of the Plan as further disclosed in the Certification of Brad Gabbard, provides for the constitution of the Board and the identity and affiliations of all members. Section 8.8(c) of the Plan states that upon the occurrence of the Effective Date, the current management shall remain as the management of the Reorganized Debtors  The identification of the proposed officers and directors of the Reorganized Debtors as set forth in the Plan and the Certification of Brad Gabbard satisfies section 1129(a)(5) of the Bankruptcy Code.

BB.           No Rate Changes (11 U.S.C. § 1129(a)(6)). The Plan complies fully with the requirements of section 1129(a)(6) of the Bankruptcy Code.  The Debtors are not subject to any such regulation and therefore, the Plan does not provide for any rate change. Therefore, the provisions of section 1129(a)(6) of the Bankruptcy Code are inapplicable and thus satisfied.

CC.           Best Interests of Creditors (11 U.S.C. § 1129(a)(7)). The Plan complies fully with the requirements of section 1129(a)(7) of the Bankruptcy Code.  Alternatively, Classes 1 (Priority Non-Tax Claims) and 3 (Greenfield Secured Claim) are unimpaired and conclusively presumed to have accepted the Plan and by virtue of not having timely filed a ballot, Class 4 (BFI Claim) has accepted the Plan in accordance with the terms of the Disclosure Statement Order.  The members of Class 2 (Medley) and Class 5 (General Unsecured Claims) unanimously voted to accept the Plan.  Thus, the requirements of section 1129(a)(7) of the Bankruptcy Code are satisfied as to those classes.  As set forth fully in the liquidation analysis set forth in Exhibit F to the Disclosure Statement and the updated liquidation analysis attached to the Certification of John Tittle, Jr. (the “Liquidation Analysis”) and by the evidence adduced at the Confirmation Hearing, the "best interests" test is satisfied as to all impaired classes of Claims.

Furthermore, a liquidation under chapter 7 of the Bankruptcy Code as set forth in the Liquidation Analysis would profoundly and adversely affect the ultimate proceeds available for distribution to all holders of Allowed Claims in the Cases. Moreover, the increased costs associated with a liquidation under chapter 7 would substantially reduce any proceeds available for distribution. These costs would include, among other things, administrative fees and costs payable to a trustee in bankruptcy and professional advisors to such trustee.

Additionally, consummation of the Plan is not likely to be followed by liquidation or the need for further financial reorganization. In the context of the erosion of the asset values and the increased costs and delay associated with the administration of a chapter 7 case, confirmation of the Plan provides each rejecting creditor and interest holder with a recovery that is not less than such holder would receive in a chapter 7 liquidation of the Debtors. Based upon the foregoing, the Plan satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code. Therefore, the "best interests" test is satisfied with respect to each of these classes.

DD.           Acceptance or Rejection by Classes (11 U.S.C. § 1129(a)(8)). Classes 1 and 3 are unimpaired under the Plan and are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. As set forth in the Solicitation and Voting Affidavit, Classes 2, 43 and 5 have voted to accept the Plan in accordance with section 1126(c) of the Bankruptcy Code. Class 6 - Old Equity Interests is deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Accordingly, section 1129(a)(8) of the Bankruptcy Code has not and cannot be satisfied with respect to such rejecting class. The Plan, however, is still confirmable because it satisfies the nonconsensual confirmation provisions of section 1129(b) of the Bankruptcy Code with respect to such rejecting class, as set forth below.

EE.            Treatment of Administrative, Priority and Tax Claims (11 U.S.C. § 1129(a)(9)). The Plan complies fully with the requirements of section 1129(a)(9) of the Bankruptcy Code. Sections 3.2, 3.4 and 3.5 of the Plan provide, consistent with section 1129(a)(9)(A), each holder of an Allowed Administrative Claim shall receive (i) the amount of such holder's Allowed Administrative Claim in one Cash payment, or (ii) such other treatment as may be agreed upon in writing by the Debtors and such holder; provided, that such treatment shall not provide a return to such holder having a present value as of the Effective Date in excess of such holder's Allowed Administrative Claim; provided, further, that an Administrative Claim representing a liability incurred in the ordinary course of business of the Debtors may be paid at the Debtors' election in the ordinary course of business. As required by section 1129(a)(9)(B), the holder of an Allowed Priority Tax Claim shall be paid in full in Cash either (i) on the Effective Date or (ii) over a period not more than five (5) years after the Petition Date. Consistent with section 1129(a)(9)(C) of the Bankruptcy Code, the Plan also provides that, at the election of the Debtors, each holder of an Allowed Tax Claim will receive in full satisfaction of such Allowed Tax Claim (i) cash on the Effective Date or (ii) payments in Cash, in regular installments over a period ending not later than five (5) years after the Petition Date, of a total value, as of the Effective Date, equal to the Allowed amount of such Claim; (b) a lesser amount in one Cash payment as may be agreed upon in writing by such holder; or (c) such other treatment as may be agreed upon in writing by such holder; provided however, that such agreed upon treatment may not provide such holder with a return having a present value as of the Effective Date that is greater than the amount of such holder's Allowed Tax Claim, or that is less favorable than the treatment provided to the most favored non-priority Unsecured Claims under the Plan.  Based upon the foregoing, the Plan satisfies the requirements of section 1129(a)(9) of the Bankruptcy Code.

FF.           Acceptance by Impaired Classes (11 U.S.C. § 1129(a)(10)). The Plan complies fully with the requirements of section 1129(a)(10) of the Bankruptcy Code. Both Class 2 and Class 5 have accepted the Plan and therefore at least one class of impaired creditors has accepted the Plan, determined without including any acceptance of the Plan by an insider.

GG.           Feasibility (11 U.S.C.§ 1129(a)(11)). The Plan complies fully with the requirements of section 1129(a)(11) of the Bankruptcy Code. Based on the Record before the Court, the Court concludes that the Debtors will have sufficient means to meet all of their obligations under the Plan. The Record establishes that the Reorganized Debtors will emerge from bankruptcy as a viable business enterprise, unlikely to be in need of further financial reorganization. Based on the foregoing findings and conclusions, the Plan satisfies the feasibility standard of section 1129(a)(11) of the Bankruptcy Code.

HH.           Payment of Fees (11 U.S.C. §1129(a)(12)). The Plan complies fully with the requirements of section 1129(a)(12) of the Bankruptcy Code. Section 3.3 of the Plan provides for the payment of all statutory fees by the Debtors on or before the Effective Date. The Plan accordingly satisfies section 1129(a)(12) of the Bankruptcy Code.

II.           Miscellaneous Provisions (11 U.S.C. § 1129(a)(13)-(16)). Sections 1129(a)(13)(16) are inapplicable as the Debtors (i) do not provide retiree benefits (1129(a)(13)), (ii) have no domestic support obligations (1129(a)(14)), (iii) are not individuals (1129(a)(15)), and (iv) are for-profit businesses (I 129(a)(16)).

JJ.           Nonconsensual Confirmation (Cramdown) of Non-Accepting Classes (11 U.S.C. § 1129(b)). The Plan does not discriminate unfairly and is fair and equitable to the Class of Equity Interests that has not accepted the Plan, specifically Class 6 - Old Equity Interests. Further, within their respective Classes, there exists no unfair discrimination of any of the holders of Equity Interests. Finally, the Plan does not violate the "absolute priority" rule contained in section 1129(b)(2).

KK.           Confirmation of Only One Plan (11 U.S.C. § 1129(c)). The Plan is the only plan that has been filed in these Cases which has been found to satisfy the requirements of section 1l29(a) of the Bankruptcy Code.  Accordingly, the requirements of section 1129(c) of the Bankruptcy Code have been satisfied.

LL.           Principal Purpose of Plan (11 U.S.C. § 1129(d)). The Plan complies fully with the requirements of section 1129(d) of the Bankruptcy Code. The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act of 1933.

MM.           Satisfaction of Confirmation Requirements. The Plan satisfies all of the requirements for confirmation set forth in section 1129 of the Bankruptcy Code and should be confirmed.

NN.           Good Faith Solicitation (11 U.S.C. § 1125(e)). Based on the record in these Cases, the Debtors and each of their respective current or former officers, directors, members, employees, agents, attorneys, advisors, accountants, restructuring consultants, financial advisors, and investment bankers have acted in "good faith" within the meaning of section 1125(e) of the Bankruptcy Code and in compliance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules in connection with all of their respective activities relating to the solicitation of acceptances to the Plan.

OO.           Plan Supplement. The documents contained in the Plan Supplement, as may be amended as contemplated and permitted by the Plan, have been negotiated in good faith and are, in the judgment of the parties, necessary and appropriate to effectuate the Plan and the Court so finds.

PP.           Plan Consolidation. The substantive consolidation of the Debtors for purposes of confirmation of the Plan and making Plan distributions is appropriate. Furthermore, no holder of a Claim or Equity Interest has objected or opposed such consolidation.

3As set forth in the Solicitation and Voting Affidavit, Class 4 is deemed to have accepted the Plan pursuant to Paragraph k of the Disclosure Statement Order.

DECREES

NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, AND DECREED THAT:

Solicitation/Plan Supplement

1.           The solicitation of votes to accept or reject the Plan pursuant to the Solicitation Procedures (a) was appropriate and satisfactory based on the circumstances of these Cases, (b) was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and applicable nonbankruptcy law, and (c) is hereby approved in all respects. Notice of the filing of the Plan Supplement (a) was appropriate and satisfactory based on the circumstances of these Cases, (b) was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and applicable nonbankruptcy law, and (c) is hereby approved in all respects.  Notice of the filing of the Plan Modification (a) was appropriate and satisfactory based on the circumstances of these Cases, (b) was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and applicable nonbankruptcy law, and (c) is hereby approved in all respects.

Notice of the Confirmation Hearing

2.           Notice of the Confirmation Hearing (a) complied with the terms of the Disclosure Statement Order, (b) was appropriate and satisfactory based on the circumstances of these Cases, (c) was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules, and (d) is hereby approved in all respects.

Confirmation of the Plan

3.           Pursuant to section 1129 of the Bankruptcy Code, the Plan, as modified by the Modifications, is hereby CONFIRMED. Any objections to the Plan have been

OVERRULED and denied.

4.         The consolidation described in section 4.2 of the Plan is approved.

5.           The following are hereby incorporated by reference into and are an integral part of this Confirmation Order: (a) the Plan, (b) the exhibits to the Plan, as amended, (c) the Plan Supplement, and (d) the Modifications. The failure to reference any particular Plan Supplement document, or any provision of a Plan Supplement document or the Plan in this Confirmation Order will have no effect on the Court's approval and authorization of, or the validity, binding effect or enforceability of, the Plan and the Plan Supplement in their entirety.

Compromises and Settlements Under the Plan

6.           The settlements and compromises approved by and between the

Debtors and the Kelley Parties are hereby effective as of the Effective Date and approved in all respects as of the Effective Date.

Classification and Treatment

7.           All Claims and Equity Interests shall be, and hereby are, classified and treated as set forth in the Plan and Modifications.  The Plan's classification scheme shall be, and hereby is, approved.

8.           The treatment of all Claims and Equity Interests as provided in the Plan, the Plan Supplement and the Modifications shall be, and hereby is, approved.

Administrative Claims

9.          The holder of an Administrative Claim, other than (i) a Professional Claim, (ii)

a liability incurred and payable in the ordinary course of business by a Debtor (and not past due), or (iii) an Administrative Claim that has been Allowed on or before the Effective Date, must file with the Bankruptcy Court and serve on the Debtors, the Creditor Trustee and the Office of the United States Trustee, notice of such Administrative Claim within thirty (30) days after service of Notice of Confirmation. Such notice must include at a minimum (i) the name of the Debtor(s) purported to be liable for the Administrative Claim, (ii) the name of the holder of the Administrative Claim, (iii) the amount of the Administrative Claim and (iv) the basis of the Administrative Claim. Failure to file and serve such notice timely and properly shall result in the Administrative Claim being forever barred and discharged.

10.          An Administrative Claim with respect to which notice has been properly filed and served pursuant to section 3.4 of the Plan shall become an Allowed Administrative Claim if no objection is filed within thirty (30) days after the later of (i) the Effective Date, (ii) the date of service of the applicable notice of Administrative Claim or (iii) such later date as may be (A) agreed to by the holder of such Administrative Claim or (B) approved by the Bankruptcy Court on motion of a party in interest, without notice or a hearing. If an objection is filed within such thirty (30) day period (or any extension thereof), the Administrative Claim shall become an Allowed Administrative Claim only to the extent allowed by Final Order. A Professional Claim in respect of which a fee application has been properly filed and served pursuant to section 3.2 of the Plan shall become an Allowed Administrative Claim only to the extent allowed by order of the Bankruptcy Court.

11.           Each Professional Person who holds or asserts a Professional Claim shall be required to file with the Bankruptcy Court, and serve on all parties required to receive notice,

a fee application within sixty (60) days after the Effective Date. The failure to timely file and serve such Fee Application shall result in the Professional Claim being forever barred and discharged.

Enforceability of Plan and Plan Supplement

12.           Pursuant to sections 1123(a), 1141(a) and 1142 of the Bankruptcy Code and the provisions of this Confirmation Order, the Plan and all Plan-related documents (including, but not limited to, the Plan Supplement and the Modifications) shall be, and hereby are, valid, binding and enforceable notwithstanding any otherwise applicable nonbankruptcy law. Each of the documents contained in the Plan Supplement (to the extent not already approved by order of this Court) is hereby approved. The Debtors and the Reorganized Debtors may modify, amend or enter into the documents contained in the Plan Supplement, without further order of the Court, in accordance with the provisions of the Plan and the Plan Supplement. The New PNG Common Stock shall be governed by and subject in all respects to the Reorganized Debtors’ stockholder agreement as set forth in the Plan Supplement and all holders of New PNG Common Stock shall be bound by such Reorganized Debtors stockholder agreement regardless of whether such holders execute the Reorganized Debtors stockholder agreement.

Authorization to Implement the Plan

13.           Upon the entry of this Confirmation Order, the Reorganized Debtors, the Debtors and their Affiliates and the Creditor Trustee are authorized to take or cause to be taken all corporate actions necessary or appropriate to implement all provisions of, and to consummate, the Plan prior to, on and after the Effective Date and all such actions taken or caused to be taken shall be deemed to have been authorized and approved by the Bankruptcy

Court without further approval, act or action under any applicable law, order, rule or regulation, including, without limitation, any action required by the stockholders or directors of the Reorganized Debtors, the Debtors and their Affiliates, including, without limitation, the Plan Supplement (as they may be amended or modified as contemplated or permitted by the Plan) and the Modifications, prior to, on and after the Effective Date. All such actions taken or caused to be taken shall be, and hereby are, authorized and approved by the Bankruptcy Court such that no further approval, act or action need to be taken under any applicable law, order, rule or regulation, including without limitation, any action otherwise required by the stockholders or directors of the Reorganized Debtors and/or their Affiliates.

14.          The approvals and authorizations specifically set forth in this Confirmation Order are not intended to limit the authority of the Reorganized Debtors, the Debtors and/or their Affiliates or any officer thereof to take any and all actions necessary or appropriate to implement, effectuate and consummate any and all documents or transactions contemplated by the Plan or this Confirmation Order.

15.           The Board of the Reorganized Debtors is authorized to serve, is duly qualified and shall be empowered to act as permitted by applicable nonbankruptcy law on the Effective Date without further reference to the Court.

16.           On the Effective Date, the existing Equity Interests in PNG shall be cancelled.

Retention of Causes of Action and Preference Actions

17.           No Person may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action or Assigned Preference Action against them as any indication that the Reorganized Debtors or Creditor Trustee (as applicable) will not pursue any and all available Causes of Action or Assigned Preference Actions against them. The Reorganized Debtors, their Estates and the Creditor Trustee expressly reserve all rights to prosecute any and all Causes of Action (by the Reorganized Debtors) and Assigned Preference Actions (by the Creditor Trustee) against any Person, except as otherwise provided in the Plan. Unless any Causes of Action against a Person are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Final Order, the Debtors and the Reorganized Debtors expressly reserve all Causes of Action and the Creditor Trustee expressly reserves all Assigned Preference Actions for later adjudication, and, therefore, no preclusion doctrine, including without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action or Assigned Preference Actions upon or after the confirmation or consummation of the Plan by reason of entry of this Confirmation Order.

18.           The Creditor Trustee reserves its right to continue or commence and pursue after the Effective Date such Assigned Preference Actions, in any court or other tribunal.  Unless an Assigned Preference Action is expressly waived, relinquished, released, compromised or settled in the Plan or any Final Order, the Creditor Trustee, on behalf of and for the benefit of the Creditor Trust expressly reserves all of its respective Assigned Preference Actions for later adjudication and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches shall apply to any Assigned Preference Actions upon Confirmation.
DIP Facility

19.                     On the Effective Date, all outstanding obligations of the Debtors to Greenfield under or in respect of the Greenfield Secured Claim shall not be altered in any way, and Greenfield shall retain the Lien on the property securing the Greenfield Secured Claim and any loans made by Greenfield to the Reorganized Debtors after the Petition Date and Effective Date.

Disbursing Agent/Distributions

20.           Upon the occurrence of the Effective Date, Stephen M. Cohen, Esquire of Fox Rothschild LLP shall be appointed to serve as the Disbursing Agent and shall have all powers, rights, duties and protections afforded the Disbursing Agent under the Plan. Pursuant to the terms and provisions of and except as otherwise provided in the Plan, the Disbursing Agent shall make the required Plan Distributions specified under the Plan on the relevant Effective Date.

21.           Except as otherwise ordered by this Court or as provided herein, the amount of any reasonable fees and expenses incurred (or to be incurred) by the Disbursing Agent on or after the Effective Date shall be paid when due.

22.           Interest accrued after the Petition Date shall accrue and be paid on Claims only to the extent specifically provided for in the Plan, this Confirmation Order, or as otherwise required by the Court or by applicable law. No award or reimbursement of attorneys' fees or related expenses or disbursements shall be allowed on, or in connection with, any Claim, except as set forth in the Plan or as ordered by the Court.

Creditor Trust

23.           The Creditor Trust Agreement is evidenced by that certain Creditor Trust Agreement attached to the Plan.  The Creditor Trust Agreement, in substantially the form attached to the Plan, and each provision thereof, is authorized and approved hereby and the Creditor Trustee is authorized to perform in accordance therewith.

24.           Notwithstanding anything to the contrary in the Plan, Edward P. Bond, CPA of Bederson & Co., LLP is appointed as the Creditor Trustee of the Creditor Trust from and after the Effective Date of the Plan.  As the Creditor Trustee, Edward P. Bond will be an officer of the Bankruptcy Court, with the immunities customarily enjoyed by trustees in bankruptcy.  The Bankruptcy Court will have sole jurisdiction over claims and causes of action against Mr. Bond arising out of the performance of his duties, and Mr. Bond may not be sued, or have claims asserted against him in connection with such duties in any other forum without leave of the Bankruptcy Court.

25.           On the Effective Date, the Debtors shall transfer to the Creditor Trust, the Creditor Trust Assets, free and clear of all Claims, Liens and Interests, including any “equity” or “sponsorship” interests in accordance with section 1141 of the Bankruptcy Code.

Executory Contracts and Unexpired Leases

26.           Except as otherwise provided for in the Plan, on the Effective Date, all executory contracts and unexpired leases of the Debtors shall be, and hereby are, assumed or rejected in accordance with Article VII of the Plan.

27.           On the Effective Date, all executory contracts and unexpired leases of the Debtors shall be assumed pursuant to the provisions of section 365 of the Bankruptcy Code, except: (i) any executory contracts and unexpired leases that are the subject of separate motions to reject, assume, or assume and assign filed pursuant to section 365 of the Bankruptcy Code by the Debtors before the Effective Date; (ii) contracts and leases listed in any "Schedule of Rejected Executory Contracts and Unexpired Leases" filed by the Debtors with the Bankruptcy Court prior to the Confirmation Hearing; (iii) all executory contracts and unexpired leases rejected under the Plan or by order of the Bankruptcy Court entered before the Effective Date; and (iv) any agreement, obligation, security interest, transaction or similar undertaking that the Debtors believe is not executory.

28.           Inclusion of a contract, lease or other agreement on any "Schedule of Rejected Executory Contracts and Unexpired Leases" constitutes adequate and sufficient notice that (i) any Claims arising thereunder or related thereto shall be treated as Unsecured Claims under the Plan, and (ii) the Debtors are no longer bound by, or otherwise obligated to perform, any such obligations, transactions, or undertakings relating thereto or arising thereunder.

29.           The Plan constitutes a motion to reject such executory contracts and unexpired leases set forth in any "Exhibit of Rejected Executory Contracts and Unexpired Leases" filed by the Debtors with the Bankruptcy Court prior to the Confirmation Hearing, and the Debtors shall have no liability thereunder except as is specifically provided in the Plan. Entry of this Confirmation Order constitutes approval of such rejections pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such rejected agreement, executory contract or unexpired lease is burdensome and that the rejection thereof is in the best interests of the Debtors and their Estates.

30.           The Plan constitutes a motion to assume such executory contracts and unexpired leases assumed pursuant to the Plan. Entry of this Confirmation Order constitutes approval of such assumptions pursuant to sections 365(a) and (b) of the Bankruptcy Code. Any non-Debtor counterparty to an agreement designated as being assumed in section 7.1 (a) of the Plan who disputes the assumption of such executory contract or unexpired lease was required to file with this Court, and serve upon the Debtors, a written objection to the assumption no later than February 22, 2010 at 4:00 p.m. (Prevailing Eastern Time). The failure by any party to timely object to such assumption is hereby deemed a waiver of any and all objections to the assumption of executory contracts and unexpired leases designated as being assumed in section 7.1.

31.           Claims created by the rejection of executory contracts and unexpired leases or the expiration or termination of any executory contract or unexpired lease prior to the Confirmation Date must be filed with the Court and served on the Debtors in the case of an executory contract or unexpired lease that is rejected pursuant to Article VII of the Plan, no later than thirty (30) days after the Confirmation Date.  Any such Claims for which a proof of claim is not filed and served by the deadlines set forth in the Bar Date Notice or section 7.6 of the Plan, as applicable, shall be forever barred from assertion and shall not be enforceable against the Debtors, the Reorganized Debtors, their respective Estates, affiliates or assets as well as the Creditor Trust.

Releases and Exculpations

32.           The releases set forth in section 11.3 of the Plan as modified by the Modifications are incorporated herein by reference and shall be, and hereby are, approved, and shall be effective without further action upon the occurrence of the Effective Date.

33.           Except as otherwise provided in the Plan, the Disbursing Agent, together with its officers, directors, partners, employees, agents and representatives, are exculpated pursuant to the Plan by all Persons, holders of Claims and Equity Interests, and all other parties in interest, from any and all causes of action arising out of the discharge of the powers and duties conferred upon the Disbursing Agent (and each of its respective paying agents), by the Plan, any Final Order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable law, except solely for actions or omissions arising out of the Disbursing Agent's willful misconduct or gross negligence. No holder of a Claim or an Equity Interest, or representative thereof, shall have or pursue any cause of action (a) against the Disbursing Agent or its respective officers, directors, partners, employees, agents and representatives for making Plan Distributions in accordance with the Plan, or (b) against any holder of a Claim for receiving or retaining Plan Distributions as provided for by the Plan.

Retention of Jurisdiction

34.           Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Court shall retain and shall have exclusive jurisdiction over any matter; (a) arising under the Bankruptcy Code; (b) arising in or related to the Cases or the Plan; or (c) that relates to the matters set forth in Article X of the Plan; or (d) arising out of or relating to this Confirmation Order.

Effect of Confirmation

35.          In conjunction with section 1141 of the Bankruptcy Code, except as otherwise provided for herein, the rights afforded herein and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge and release of claims and equity interests of any nature whatsoever, including any interest accrued on such claims from and after the Petition Date, against the Debtors, and of the assets or properties of the Debtors’ bankruptcy estates.  Except as otherwise provided in the Plan, (i) on the Effective Date, all Claims against the Debtors which arose before the Confirmation Date shall be satisfied, discharged and released in full, (ii) on the Effective Date, the rights and interests of all holders of Old Equity Interests shall be terminated, canceled and of no force and effect, and (iii) all persons shall be precluded from asserting against the Debtors or Reorganized Debtors their successors, or any of their assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred before the Confirmation Date, as well as any debt of a kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, irrespective of whether (x) a proof of claim based on such a debt has been filed, or deemed to have been filed, under sections 501 or 1111(a) of the Bankruptcy Code, (y) such claim is allowed under section 502 of the Bankruptcy Code, or (z) the holder of the claim has accepted the plan.

Binding Effect of Plan/Injunction

36.          Upon the Effective Date, section 1141 of the Bankruptcy Code shall become applicable with respect to the Plan and the Plan shall be binding on all parties to the fullest extent permitted by section 1141(a) of the Bankruptcy Code.  In accordance with section 1141 of the Bankruptcy Code, and except as provided under the Plan as to assets to be transferred to the Creditor Trust, all of the Debtors’ property shall be vested in the Reorganized Debtors free and clear of all claims, liens and interests of Creditors and Equity Interest Holders, except as otherwise specified in the Plan.  Upon the Effective Date, all Persons and entities shall be permanently enjoined by the Plan from commencing or continuing any action, employing any process, asserting or undertaking any act to collect, recover, or offset, directly or indirectly, any Claim, rights, causes of action, liabilities or interests in or against any property distributed or to be distributed under the Plan, or vested in the Reorganized Debtors, based upon any act, omission, transaction, or other activity that occurred before the Effective Date, except to the extent a Person or entity holds an Allowed Claim under the Plan and is entitled to a distribution under the Plan in accordance with its terms, and to enforce its rights to distribution under the Plan.

Releases by Creditors and Equity Security Holders

37.           As of the Effective Date, in consideration for the value provided to effectuate the Plan, to the fullest extent permissible under law, the Holders of Claims and Equity Interests are deemed to release and forever waive and discharge as against (i) the Debtors and their officers and directors solely in their capacity as their officers and directors,  (ii) Castlerigg PNG Investments, LLC, Sandell Asset Management Corp., Castlerigg Master Investments Ltd., Castlerigg International Limited, Castlerigg International Holdings Limited, and their officers and directors solely in their capacity as their officers and directors and Thomas E. Sandell, and (iii) Fourth Third LLC, Medley Capital LLC and their officers and directors solely in their capacity as their officers and directors: all actions, costs, claims, causes of action, damages, demands debts, expenses (including attorneys fees),  judgments, losses (including any claims for contribution or indemnification), liabilities, obligations, rights or suits, whether matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date relating in any way to the Debtors or the Chapter 11 Cases; provided, that the foregoing shall not constitute a waiver or release of any right of the Holder of an Allowed Claim or any of the rights of any parties in respect of liabilities assumed by the Reorganized Debtors under this Plan.  The releases set forth in this paragraph shall be binding upon and shall inure to the benefit of, among others, the Reorganized Debtors.

Exculpation and Limitation of Liability

38.          The Debtors, their respective officers, directors, employees, agents, attorneys, accountants, investment bankers, restructuring consultants and financial advisors, and the Creditors’ Committee, its members (solely in their capacity as members of the Creditors’ Committee) and its attorneys and financial advisors, if any, shall not have or incur any liability to any person or entity for any act taken or omitted to be taken in connection with, or related to the formulation, negotiation, preparation, dissemination, solicitation, implementation, administration, confirmation or consummation of the Plan, the Disclosure Statement or any other contract, instrument, release or other agreement or document created or entered into in connection with the Plan or any other act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors; provided however, that the foregoing provisions of this paragraph 38 shall have no effect on the liability of any person or entity that results from any such act or omission that is determined in a final order to have constituted gross negligence or willful misconduct.

No Limitations on Effect of Confirmation

39.           Nothing contained in the Plan or the Disclosure Statement or this Order will limit, waive or restrict in any way the effect of Confirmation as set forth in section 1141 of the Bankruptcy Code.  Confirmation will bind the Debtors, all Creditors, Equity Interest Holders and other parties in interest to the provisions of the Plan, whether or not the Claim or Equity Interest of such Creditor or Equity Interest Holder is Impaired under the Plan and whether or not such Creditor or Equity Interest Holder has accepted the Plan and whether or not a proof of Claim or Equity Interest has been filed or deemed to have been filed under sections 501 or 1111(a) of the Bankruptcy Code, or such Claim or Equity Interest is allowed under section 502 of the Bankruptcy Code.

Revesting of Property in the Debtors

40.           Except as otherwise expressly provided herein or in the Confirmation Order, on the Effective Date, but retroactive to the Confirmation Date, without any further action, the Reorganized Debtors will be vested with all of the property of the Debtors’ estate, except for the Creditor Trust Assets, wherever situated, free and clear of all Claims, Liens and Old Equity Interests (except for Liens, if any, granted to secure the Medley NSSTL and the Castlerigg NSSTL and Claims pursuant to the Greenfield Secured Claim).  On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire or dispose of their assets free of any restrictions imposed by the Bankruptcy Code and the Bankruptcy Rules and without supervision or approval by the Bankruptcy Court. Without limiting the generality of the foregoing and except as otherwise expressly provided herein or in the Plan, any Causes of Action, will be preserved and retained solely for the Reorganized Debtors’ commencement, prosecution, use and benefit.
41.          Pursuant to section 1146 of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust, lien, pledge or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, shall not be subject to any document recording tax, stamp tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording tax, or other similar tax or governmental assessment to the fullest extent provided in section 1146(a) of the Bankruptcy Code. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forgo the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

42.           The issuance of the New PNG Common Stock and the distribution thereof in accordance with the Plan shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code.

43.           The issuance of the New PNG Common stock and the distribution thereof in accordance with the Plan shall be exempt from registration under the Securities Act pursuant to section 4(2) thereof and Regulation D promulgated thereunder.

Miscellaneous Provisions

44.           Pursuant to the Modifications and the Plan Supplement, the Debtor is authorized to change its name from PNG Ventures, Inc. to Applied Natural Gas Fuels, Inc.

45.           The stay in effect in the Cases pursuant to section 362(a) of the Bankruptcy Code shall continue to be in effect until the Effective Date, and at that time shall be dissolved and of no further force or effect, subject to the injunctions set forth in this Confirmation Order, section 11.3 of the Plan as modified and/or sections 524 and 1141 of the Bankruptcy Code; provided, however, that nothing herein shall bar the filing of financing documents (including Uniform Commercial Code financing statements, security agreements, leases, mortgages, trust agreements and bills of sale) or the taking of such other actions as are necessary to effectuate the transactions contemplated by the Plan or by this Confirmation Order prior to the Effective Date.

46.           During the period from the Confirmation Date through and until the Effective Date, the Debtors shall continue to operate their businesses as Debtors in Possession, subject to the oversight of the Court as provided in the Bankruptcy Code, the Bankruptcy Rules and all orders of the Court that are then in full force and effect.

47.           To the extent that any provisions of this Confirmation Order may be inconsistent with the terms of the Plan or any Plan Supplement, the terms of this Confirmation Order shall be binding and conclusive. To the extent that any provision of any document contained in the Plan Supplement may be in conflict with or inconsistent with any provision of the Plan, the terms of the Plan shall govern and be binding and conclusive.

48.           No later than two (2) Business Dates after the occurrence of the Effective Date, the Debtors shall file notice of the occurrence of the Effective Date setting forth the date established therefore and shall serve a copy of same on all parties entitled to receive notice in these Cases.

49.           On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127 of the Bankruptcy Code.

50.           Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 6006(d), and 7062, to the extent applicable, the Court finds that there is no reason for delay in the implementation of this Confirmation Order and, thus, this Confirmation Order shall be effective and enforceable immediately upon entry.

Dated: March __, 2010
Wilmington, Delaware
HONORABLE CHRISTOPHER S. SONTCHI,
UNITED STATES BANKRUPTCY JUDGE

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re PNG Ventures, Inc., et al., Debtors.1	Chapter 11 Case No. 09-13162 (CSS) (Jointly Administered) Related Docket Nos. 16 and 219

NOTICE OF PROPOSED MODIFICATIONS TO FIRST
AMENDED PLAN OF REORGANIZATION OF PNG VENTURES,
INC., ET AL. UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

PNG Ventures, Inc., New Earth LNG, LLC, Arizona LNG, LLC, Applied LNG Technologies USA, LLC, Fleet Star, Inc. and Earth Leasing, Inc. (collectively the “Debtors”), the Debtors and Debtor-in-Possession, respectfully file this Notice of Proposed Modifications to First Amended Plan of Reorganization of PNG Ventures, Inc., et al. (the “Plan”) for which Debtors will seek approval at the Confirmation Hearing, and in support thereof respectfully states as follows:
PRELIMINARY STATEMENT

1.           On September 9, 2009 (the “Petition Date”), the Debtors commenced this case by filing voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”).
2.           On September 15, 2009, Debtor filed the original version of the Plan of Reorganization2 [D.I. 16] and the original version of the Disclosure Statement In Support of Chapter 11 Plan of

1 The Debtors herein are New Earth LNG, LLC, PNG Ventures, Inc., Arizona LNG, LLC, Applied LNG Technologies USA, LLC, Fleet Star, Inc. and Earth Leasing, Inc.

2 Capitalized terms not otherwise defined herein shall be given the meanings ascribed to them in the Plan or Disclosure Statement.

Reorganization of PNG Solutions, Inc. (the “Disclosure Statement”) [Docket No. 17].  Both the Plan and the Disclosure Statement were revised and filed with the Court on December 24, 2009 [D.I. 219 & 220].
3.           Following a hearing commenced on January 5, 2010, and the submission of further modifications to the documents in response thereto, the Court entered its order on January 8, 2010 (the “Disclosure Statement Order”), approving the Disclosure Statement as containing “adequate information” within the meaning of Bankruptcy Code Section 1125, authorizing the solicitation of acceptances and rejections of the Plan, establishing related deadlines and procedures and setting March 5, 2010 as the date for hearing on confirmation of the Plan (the “Confirmation Hearing”).

PROPOSED PLAN MODIFICATIONS

4.           Paragraph 11.3 of the Plan presently provides for third party releases as follows:

As of the Effective Date, in consideration for the value provided to effectuate the plan, to the fullest extent permissible under law, the Holders of Claims and Equity Interests are deemed to release and forever waive and discharge as against the Debtors,  Medley, Castlerigg and each of the respective affiliates (past and present), parent companies and subsidiaries, members, partners, successors, heirs, assigns, representatives: all actions, costs, claims, causes of action, damages, demands debts, expenses (including attorneys fees),  judgments, losses (including any claims for contribution or indemnification), liabilities, obligations, rights or suits, whether matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the effective date relating in any way to the debtors or the chapter 11 cases; provided, that the foregoing shall not constitute a waiver or release of any right of the Holder of an Allowed Claim or any of the rights of any parties in respect of liabilities assumed by the Reorganized Debtors under this Plan, the releases set forth in this paragraph shall be binding upon and shall inure to the benefit of the Reorganized Debtors.

Hereinafter the foregoing provision shall be referred to as the “Third Party Release Provision”.

5.           Counsel for Debtors received informal comments and potential objections from the Securities and Exchange Commission (“SEC”) to the foregoing Third Party Release Provision and through negotiations, the Debtors agreed to modify the Third Party Release Provision to narrow its scope.  Accordingly, Debtors propose to modify the Plan at the Confirmation Hearing to replace existing paragraph 11.3 with the following new modified paragraph 11.3, which is set forth below with changes from original paragraph 11.3 in black line form:

As of the Effective Date, in consideration for the value provided to effectuate the plan, to the fullest extent permissible under law, the Holders of Claims and Equity Interests are deemed to release and forever waive and discharge as against (i) the Debtors and their officers and directors solely in their capacity as their officers and directors, (ii) Castlerigg PNG Investments, LLC, Sandell Asset Management Corp., Castlerigg Master Investments Ltd., Castlerigg International Limited, Castlerigg International Holdings Limited, and Thomas E. Sandell, and (iii) Fourth Third LLC, Medley Capital LLC and their officers and directors solely in their capacity as their officers and directors: all actions, costs, claims, causes of action, damages, demands debts, expenses (including attorneys fees),  judgments, losses (including any claims for contribution or indemnification), liabilities, obligations, rights or suits, whether matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date relating in any way to the Debtors or the Chapter 11 Cases; provided, that the foregoing shall not constitute a waiver or release of any right of the Holder of an Allowed Claim or any of the rights of any parties in respect of liabilities assumed by the Reorganized Debtors under this Plan, the releases set forth in this paragraph shall be binding upon and shall inure to the benefit of the Reorganized Debtors.

6.           Pursuant to negotiations with the SEC, the Debtors agreed to provide the following disclosure in support of the modified Third Party Release Provision set forth above as applied to Castlerigg:

Castlerigg PNG Investments LLC (“Castlerigg”) holds 6,421,428 shares of common stock of PNG Ventures, Inc. (approximately 60.38% of the common stock).  The 6,421,428 shares of common stock held by Castlerigg includes:

(i) 5,600,000 shares owned by Castlerigg,

(ii) 200,000 shares issuable to Castlerigg upon the exchange of the Amended and Restated Senior Secured convertible exchangeable Note of Earth Biofuels, Inc. (“EBOF”), and

(iii) 621,429 shares issuable upon conversion of the EBOF Note issued to Castlerigg.   The aggregate of the 5,600,000, 200,000, and 621,429 shares is referred to as the “Castlerigg Shares.”  Commencing on the date of the Share Exchange (per the 10-K, the date of the Share Exchange Agreement was June 30, 2008), each of Castlerigg; Castlerigg Master Investments Ltd., a British Virgin Islands company (“Castlerigg Master Investments”); SAMC; Castlerigg International Limited, a British Virgin Islands company (“Castlerigg International”); Castlerigg International Holdings Limited, a British Virgin Islands company (“Castlerigg

Holdings”); and Thomas E. Sandell (“Sandell”) may be deemed to beneficially own and have shared voting and dispositive authority with respect to the Castlerigg Shares.

Castlerigg Master Investments is the sole member and managing member of Castlerigg. SAMC is the investment manager of Castlerigg Master Investments.   Mr. Sandell is the controlling person of Sandell Asset Management Corp, a Cayman Islands exempted company (“SAMC”), an entity controlled by or affiliated with Castlerigg, and Mr. Sandell may be deemed to share beneficial ownership of the shares beneficially owned by Castlerigg. Castlerigg International is the controlling shareholder of Castlerigg Holdings. Castlerigg Holdings is the controlling shareholder of Castlerigg Master Investments. Each of Castlerigg Holdings, Castlerigg Master Investments and Castlerigg International may be deemed to share beneficial ownership of the shares beneficially owned by Castlerigg. The business address of each of these entities is as follows: c/o Sandell Asset Management Corp. 40 W. 57th Street, 26th Floor, New York, New York 10019. SAMC, Mr. Sandell, Castlerigg Holdings, Castlerigg Master Investments and Castlerigg International each disclaims beneficial ownership of the securities with respect to which indirect beneficial ownership is described.  This does not include 1,200,000 shares covered by an Irrevocable Proxy delivered by EBOF to Castlerigg, which shares are beneficially owned by others, and as to which Castlerigg has no dispositive power and disclaims beneficial ownership.

Mr. Sandell and SAMC are through Castlerigg providing a significant portion of the $8 million in funding for the reorganization of the Debtors.  Tom Sandell has individually invested directly in Castlerigg and not through SAMC, and there are other people who work for SAMC who have capital invested directly in Castlerigg.

7.           Furthermore, and as indicated in the Plan Supplement filed on February 17, 2010, on the Effective Date, PNG Ventures, Inc. will change its name to Applied Natural Gas Fuels, Inc.

8.           The Debtors’ Memorandum of Law in Support of Confirmation will set forth the basis upon which the Debtors believe that the proposed modifications herein are appropriate and subject to approval at the Confirmation Hearing without the need for further notice or re-solicitation of the Plan.

(Remainder of page intentionally left blank)

WHEREFORE, the Debtors respectfully request that the Court confirm the Plan with the proposed modifications set forth herein, and for such other and further relief as is just and proper.

Dated:	February 26, 2010
Wilmington, Delaware                                                      FOX ROTHSCHILD LLP

/s/ Eric M. Sutty
Eric M. Sutty, Esquire  (DE Bar No. 4007)
919 N. Market Street, Suite 1300
Wilmington, DE  19801-3046
(302) 654-7444/Fax: (302) 656-8920
esutty@foxrothschild.com
and
Hal L. Baume, Esquire
Martha B. Chovanes, Esquire
997 Lenox Drive, Bldg. 3
Lawrenceville, NJ  08648
(609) 844-7437/Fax: 609-896-1469
hbaume@foxrothschild.com
mchovanes@foxrothschild.com

Counsel to the Debtors and
Debtors in Possession

UNITED STATES BANKRUPTCY COURT

DISTRICT OF DELAWARE

In re: PNG VENTURES, INC., et al.1 Debtors.	CHAPTER 11 CASE NO. 09-13162 (CSS) (Jointly Administered)

DEBTORS’ FIRST AMENDED PLAN OF REORGANIZATION

OF PNG VENTURES, INC.

Dated:  December 24, 2009

FOX ROTHSCHILD LLP
Eric M. Sutty, Esquire (Bar No. 4007) 919 N. Market Street, Suite 1300 Wilmington, DE 19899-2323 Telephone: (302) 654-7444 Facsimile: (302) 656-8920
Hal L. Baume, Esquire (HB 6668) Martha B. Chovanes, Esquire (MC2019) 997 Lenox Drive, Bldg. 3 Lawrenceville, NJ 08648-2311 Telephone: (609) 896-3600 Facsimile: (609) 896-1469
Counsel for PNG Ventures, Inc., Debtors and Debtors In Possession

1 The Debtors herein are New Earth LNG, LLC, PNG Ventures, Inc., Arizona LNG, LLC, Applied LNG Technologies USA, LLC, Fleet Star, Inc. and Earth Leasing, Inc.

2.3           Allowed ..  ii

ARTICLE III TREATMENT OF ADMINISTRATIVE EXPENSES AND PRIORITY

3.4           Administrative Claims Other Than Ordinary Course Or Professional Person Claims
And Administrative Claim Bar Date ... . xvii
3.5           Priority Tax Claims ... ... xvii

ARTICLE IV CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY

ARTICLE V PROCEDURES FOR RESOLVING AND TREATING DISPUTED ADMINISTRATIVE

8.9           Corporate Action ... ...l iii

EXHIBITS:
EXHIBIT A - Rejected Contracts
EXHIBIT B - Assumed Contracts

ARTICLE I

INTRODUCTION

PNG Ventures, Inc. (the “Debtors”) are the Debtors and Debtors in possession in a chapter 11 bankruptcy case.  This document is the Plan of Reorganization of PNG Ventures, Inc., and the related debtor entities, proposed by the Debtors. Reference is also made to the Disclosure Statement filed contemporaneously with the Plan, for discussion of the Debtors’ history, businesses, assets, results of operations, and projections of future operations, as well as a summary and description of the Plan and certain related matters.

This is a reorganizing plan.  In other words, the Debtors seek to accomplish satisfaction of its debts by restructuring its debt, making certain payments to creditors and issuing New PNG Common Stock under the Plan and the continued operations of the Debtors.
ARTICLE II

DEFINITIONS AND CONSTRUCTION OF TERMS

Defined Terms

All terms employed herein shall have the meanings set forth in the Bankruptcy Code unless specifically defined to the contrary herein.  For purposes of this Plan, except as expressly otherwise provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings assigned to them in this Section of the Plan.

Construction.
In all references herein to any parties, persons, entities, or corporations, the use of any particular gender or the plural or singular number is intended to include the appropriate gender or number as the text may require.

The words “herein”, “hereof”, “hereto”, “hereunder”, and others of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan.  Moreover, some terms defined herein are defined in the section in which they are used.

2.1Administrative Expense
 means any cost or expense of administration of the Chapter 11 case allowable under Bankruptcy Code § 503(b) and 507(a), including, without limitation, any actual and necessary expenses of preserving the estate of the Debtors, any actual and necessary expense of operating the business of the Debtors, any indebtedness or obligation incurred or assumed by the Debtors in connection with the conduct of its business or for the acquisition or lease of property or the provision of services to the Debtors, all allowances of compensation and reimbursement of expenses allowed by the Bankruptcy Court under Bankruptcy Code §§ 330 or 503, any fees or charges assessed against the estate of the Debtors under Chapter 123, title 28, of the United States Code, and the reasonable fees and expenses incurred by the Proponent in connection with the proposal and confirmation of this Plan.

2.2Advisory Board
 means the board consisting of the current members of the Creditors’ Committee effective as of the Effective Date of this Plan to consult with and advise the Creditor Trustee with respect to decisions affecting the Creditor Trust.

2.3Allowed
 when used as an adjective preceding the words “Claims” or “Equity Interest”, shall mean any Claim against or Equity Interests of the Debtors, proof of which was filed on or before the date designated by the Bankruptcy Court as the last date for filing proofs of Claim or Equity Interest against such Debtors, or, if no proof of claim or Equity Interest is filed, which has been or hereafter is listed by the Debtors as liquidated in amount and not disputed or contingent and, in either case, a Claim as to which no objection to the allowance thereof has been interposed within the applicable period of limitations fixed by the Plan, the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, Local Rules, or as to which any objection has been interposed and such Claim has been allowed in whole or in part by a Final Order. Unless otherwise specified in the Plan, “Allowed Claim” and “Allowed Equity Interest” shall not, for purposes of computation of distributions under the Plan, include interest on the amount of such Claim or Equity Interest from and after the Petition Date.

2.4Allowed Administrative Expense
 means any Administrative Expense allowed under Bankruptcy Code § 503(b) and 507(a)(1).

2.5Allowed General Unsecured Claim
 means an Unsecured Claim that is or has become an Allowed Claim.

2.6ALT
 means Applied LNG Technologies USA, LLC, a Debtor on the within Chapter 11 case.

2.7 Assigned Preference Actions
means all Preference Actions, except for any  such cause of action assertable against Medley, Castterigg, El Paso Natural Gas, Conoco Phillips and Cryogenic Transportation, Inc., which Preference Actions are to be preserved and transferred to the Creditor Trust to be administered, prosecuted, compromised, or otherwise disposed of by the Creditor Trustee for the benefit of Creditors.

2.8Arizona
 means Arizona LNG, LLC, a Debtor in the within Chapter 11 case.

2.9Ballot
 means the ballot form distributed to each Holder of an Impaired Claim or Equity Interest entitled to vote on the Plan on which is to be indicated acceptance or rejection of the Plan by the Voting Deadline.

    2.10           Bankruptcy Code
 means the Bankruptcy Reform Act of 1978, as amended, and as codified in title 11 of the United States Code, 11 U.S.C. § 101 et seq.

2.11Bankruptcy Court
 means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made pursuant to 28 U.S.C. § 157, the unit of such District Court constituted pursuant to 28 U.S.C. § 151.

2.12Bankruptcy Rules
 means the rules of practice and procedure in bankruptcy, promulgated under 28 U.S.C. § 2075 and also referred to as the Federal Rules of Bankruptcy Procedure.

2.13Bar Date
 means November 30, 2009, the date established by the Bankruptcy Court for the District of Delaware by which non-governmental Creditors were required to file proofs of claim with respect to pre-petition Claims including Claims asserted pursuant to 11 U.S.C. § 503(b)(9), except with respect to Administrative Claims, Claims arising from the rejection of any Executory Contracts, and Claims that were scheduled by the Debtors as undisputed, non-contingent, and unliquidated; and March 8, 2010, by which governmental Creditors are required to file proofs of claim with respect to pre-petition Claims, including but not limited to Priority Tax Claims.

2.14BFI
 means Black Forest International, LLC.

2.15BFI Claim
 means the Claim that BFI has against the Debtors pursuant to  that Convertible Note dated on or about June 5, 2008 in the principal amount of $626,250 and any documents and agreements executed in connection thereto or otherwise related thereto.

2.16Business Day
 means and refers to any day except Saturday, Sunday, and any other day on which commercial banks in Delaware are authorized by law to close.

   2.17           Cash
 means legal tender of the United States of America or wire transfer from a domestic bank.

2.18Castlerigg
 means Castlerigg PNG Investments, LLC.

2.19Causes of Action
 means all potential causes of action, if any, that any of the Debtors may bring against any Person or third parties as of the Confirmation and the proceeds thereof other than the Assigned Preference Actions.

2.20Chapter 11 Cases
 means the cases under Chapter 11 of the Bankruptcy Code commenced by the Debtors, styled In re PNG Ventures, Inc., Chapter 11 Case No. 09-13162 currently pending and jointly administered before the Bankruptcy Court for the District of Delaware.

2.21Claim
 means any right to payment from the Debtors, whether or not asserted, and whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from the Debtors, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured; and all claims as such term is defined in Bankruptcy Code § 101(5).

2.22Class
 means a grouping of substantially similar Claims or Equity Interests for common treatment thereof pursuant to the terms of this Plan.

2.23Collateral
 means any property or interest in property of the Debtors’ estate subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable non-bankruptcy law.

    2.24           Confirmation
 means the entry of an Order by the Bankruptcy Court approving the Plan in accordance with the provisions of the Bankruptcy Code.

2.25Confirmation Fund Reserve
 means the Cash transferred to the Disbursing Agent, on or before the Confirmation Hearing, in the amount of Confirmation Funds.

2.26Confirmation Funds
 means all funds required to be disbursed (or held for disbursement upon allowance) on or as of the Effective Date to Holders of Allowed Professional Compensation Claims, other Allowed Administrative Claims, Priority Tax Claims other than Priority Tax Claims to be paid in deferred payments pursuant to section 3.5,  Allowed Class 1, Class 2, Class 4 and Class 5 Claims, U.S. Trustee fees due as of the Effective Date.

2.27Confirmation Hearing
 shall mean a hearing conducted before the Bankruptcy Court for the purpose of considering confirmation of the Plan.

2.28Confirmation Order
 means the Order of the Bankruptcy Court confirming the Plan in accordance with the provisions of chapter 11 of the Bankruptcy Code.

2.29Creditor
 means any Person that has a Claim against the Debtors that arose on or before the Petition Date or a Claim against the Debtors’ estate of any kind specified in Bankruptcy Code §§ 502(g), 502(h) or 502(i).

2.30Creditor Claim Reserve
means the reserve established by the Creditor Trustee to pay General Unsecured Claims that are disputed.  The Creditor Trustee will have the right to adjust the amount of the Creditor Claim Reserve from the Creditor Trust Assets during his administration of the Creditor Trust by any additional amount, in his reasonable discretion and as provided in the Creditor Trust Agreement.

2.31Creditor Fund
 means the (i) Cash in the sum of $750,000 transferred by the Disbursing Agent to the Creditor Trustee, (ii) net proceeds of the Excise Tax Rebate less any additional funding of the Creditor Trust Expense Reserve, (iii) net Preference Action Recoveries, less any additional funding of the Creditor Trust Expense Reserve, and (iv) the Creditor Stock, net of all costs, expenses and fees of the Creditor Trust.

2.32Creditor Stock
 means the shares of New PNG Common Stock to be distributed to the holders of Allowed Class 5 Claims pursuant to the Plan.

2.33Creditor Trust Expense Reserve
 means the reserve established by the Creditor Trustee from the Creditor Fund to pay all reasonably anticipated expenses of the Creditor Trustee to (i) prosecute the Assigned Preference Actions, (ii) prosecute objection to Disputed Claims, (iii) administer the Creditor Trust, and (iv) pay the U.S. Trustees Fees to be paid by the Creditor Trust in accordance with the terms of this Plan.  Unused amounts in the Creditor Trust Expense Reserve as of the Final Distribution Date (after payment of all costs and expenses to be covered by the Creditor Trust Expense Reserve as described above) will become part of the Creditor Proceeds.

2.34Creditor Trustee
means such person or entity as may be appointed and approved by the Committee and the Bankruptcy Court as the Creditor Trustee effective on the Effective Date, and any successor Creditor Trustee appointed as provided in the Creditor Trust Agreement.  Any changes to the identity of the Creditor Trustee prior to the Confirmation Hearing will be disclosed by the Debtors, will be subject to approval by the Bankruptcy Court, and will become part of the Plan pursuant to the Confirmation Order.

2.35Creditor Trust
 means the Trust established for the benefit of Holder(s) of Allowed Class 5 Claims governed by the Creditor Trust Agreement, comprised of the Creditor Trust Assets and controlled by the Creditor Trustee.

    2.36           Creditor Trust Agreement
 means the agreement that will establish, evidence and govern the Creditor Trust, which will be entered into as of the Effective Date by the Debtors and the Creditor Trustee pursuant to Article VIII of the Plan, substantially in the form attached as Exhibit “G” to the Disclosure Statement, and is contemplated to be approved by the Bankruptcy Court pursuant to the Confirmation Order.

2.37Creditor Trust Assets
means the (i) Cash in the sum of $750,000 transferred by the Disbursing Agent to the Creditor Trustee on the Effective Date (which includes the initial Creditor Trust Expense Reserve) and (ii) Additional Cash from the net proceeds of the Excise Rebate of the Reorganized Debtors, in the anticipated sum of approximately $450,000, and (iii) the Cash proceeds of Preference Action Recoveries, and (v) the Creditor Stock.

2.38Creditors’ Committee
 means the Official Committee of Unsecured Creditors appointed in the Chapter 11 Case by the U.S. Trustee under Bankruptcy Code § 1102.

2.39Cure
 means the distribution, within thirty (30) days after the Effective Date or such other date as may be agreed upon by the parties or ordered by the Bankruptcy Court, of Cash or such other property, as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption of an executory contract or unexpired lease, pursuant to Bankruptcy Code § 365(b), in an amount equal to all unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties, under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law.

2.40Debt
 has and shall have the same meaning ascribed to it in Bankruptcy Code § 101(12).

   2.41           Debtors
 means New Earth LNG, LLC, PNG Ventures, Inc., Arizona LNG, LLC, Applied LNG Technologies USA, LLC, Fleet Star, Inc. and Earth Leasing, Inc.

2.42Disbursing Agent
 means the person designated to make payments as required by the Plan on the Effective Date which shall be Stephen M. Cohen, Esquire.

2.43Disclosure Statement
 means the Disclosure Statement filed by the Debtors in support of this Plan, as it may be amended, including, without limitation, all exhibits and schedules thereto, as required pursuant to Bankruptcy Code § 1125 et seq. and approved by the Bankruptcy Court.

2.44Disputed Claim
 means any Claim proof of which was timely and properly filed which is disputed under the Plan or as to which the Debtors have interposed a timely objection and/or request for estimation or determination in accordance with Bankruptcy Code § 502 and/or Bankruptcy Rule 3018, which objection and/or request for estimation has not been withdrawn or determined by Final Order and any Claim, proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of Claim was not timely or properly filed.

2.45Distribution Date
 means (1) initially, the first Business Day which is ninety (90) days after the Effective Date or as soon as practical thereafter; and (2) thereafter any further dates the Reorganized Debtor deems appropriate in its discretion based on the amount of funds which can then be distributed.

2.46Earth Leasing
 means Earth Leasing, Inc., a Debtor in the within Chapter 11 case.

2.47Effective Date
 means the first Business Day after the last of the following dates and events has occurred, unless and to the extent any such condition or requirement for the occurrence of the Effective Date is waived by the Debtors: (a) the date five (5) Business Days after the date on which the Confirmation Order has become final and non-appealable without any appeal, review, or other challenge of any kind to that order having been taken or still being timely, provided that the Debtors will be entitled to declare a waiver or satisfaction of this condition and its willingness to proceed with the Effective Date on any earlier Business Day that the Confirmation Order is in full force and effect and is not stayed; and (b) satisfaction of all conditions precedent to the effectiveness of the Plan set forth in Article IX below.  Except where performance earlier than the Effective Date is expressly required by the Plan or where it is lawful and expressly permitted by the Plan to perform after the Effective Date, performance under the Plan will be due on the Effective Date.  The Debtors will have the right to render any or all of the performance under the Plan prior to what otherwise would be the Effective Date if they deem it appropriate to do so, including, but not limited to, the right to render performance under any circumstances which would moot any appeal, review, or other challenge of any kind to the Confirmation Order if any such order is not stayed pending such appeal, review, or other challenge.  The Debtors shall file a notice of the Effective Date within three (3) business days after its occurrence, which shall be served on those requesting notice in the Chapter 11 Cases pursuant to Bankruptcy Rule 2002.

2.48Equity Interest
 means any equity or other ownership interest in any one or more of the Debtors, including, but not limited to, all issued and outstanding or reserved for issuance, common stock, preferred stock, membership interests, warrants, options, or other ownership rights or rights to purchase or receive additional shares of stock or membership interests in the Debtors, and/or any other instrument or document to the extent that it directly or indirectly evidences, creates or reserves any equity or ownership interest in the Debtors giving rise to any Claim or Equity Interest.

2.49Excise Tax Rebate
 means the net proceeds in the approximate amount of $450,000 anticipated to be received after the  filing and payment of California excise taxes due from Debtors for years 2007 through 2009.

2.50Fleet
 means Fleet Star, Inc., a Debtor in the within Chapter 11 case.

2.51Final Order
 means an order of the Bankruptcy Court or a court of competent jurisdiction to hear appeals from the Bankruptcy Court (a) which has not been stayed, (b) as to which the time for appeal or to seek rehearing has expired and no appeal or motion for rehearing has been timely taken, or (c) as to which any appeal or motion for rehearing that has been timely taken has been finally determined or dismissed.

2.52General Unsecured Claim
 means a Claim which arose or which is deemed by the Bankruptcy Code to have arisen prior to the Petition Date for such Debtor, and which is not (a) a Secured Claim pursuant to Bankruptcy Code § 506, as modified by Bankruptcy Code § 1111(b), or (ii) a Claim entitled to priority under Bankruptcy Code §§ 503 or 507.  “General Unsecured Claim” shall include all Claims against the Debtors that are not expressly otherwise dealt with in the Plan.

2.53Greenfield
 means Greenfield Commercial Credit LLC.

2.54Greenfield Secured Claim
 means the Secured Claim of Greenfield in the principal amount of approximately $ 800,000.00 as of August 25, 2009, plus interest, secured by a Lien on the accounts receivable and inventory of ALT and Arizona along with proceeds thereof.

2.55Holder
 means the beneficial owner of any Claim or Equity Interest.

    2.56           Impaired
 when used as an adjective preceding the words “Class of Claims” or “Class of Equity Interest”, shall mean that the Plan alters the legal, equitable, or contractual rights of the members of that class.

2.57Lien
 shall have the meaning set forth in Bankruptcy Code § 101(37).

2.58Medley
 means Fourth Third LLC.

2.59Medley Secured Claim
 means the deemed Allowed Secured Claim of Fourth Third LLC in the approximate amount of $37.45 million, secured by a Lien on all of the Debtors’ property and proceeds thereof.

2.60New Earth
 means New Earth LNG, LLC, a Debtor in the within Chapter 11 Case.

2.61New PNG Common Stock
 means those new shares of common stock of the Reorganized PNG to be authorized and issued pursuant to this Plan on the Effective Date.  The New PNG Common Stock is to be issued in this Plan in accordance with, and reliance on, the exemption from registration provided under Bankruptcy Code § 1145.  The number of shares to be authorized and available for distribution shall be included in the Amended Certificate of Incorporation.  The New PNG Common Stock shall have such rights with respect to dividends, liquidation, voting, and other matters as set forth in the Amended Certificate of Incorporation, the New By-Laws, and as provided under applicable non-bankruptcy law.

2.62Non Professional Administrative Expense Claim
 means Claims arising after the Petition Date that are not Professional Claims.

2.63Old Equity Interest Holder
 means the Holder of an Old Equity Interest.

    2.64           Old Equity Interests
 means any Equity Interests in PNG Ventures, Inc. and any Claims against any of the Debtors which are subordinated pursuant to 11 U.S.C. § 510(b)

2.65Person
 means an individual, a corporation, a partnership, an association, a joint stock company, a joint venture, an estate, a trust, an unincorporated organization, or a government or any political subdivision thereof or other entity.

2.66Petition Date
 means September 9, 2009, the date on which the Debtors commenced the Chapter 11 Cases.

2.67Plan
 means this Plan of Reorganization of the Debtors filed in this Proceeding, together with all exhibits, supplements, appendices and schedules hereto, either in its present form or as the same may be altered, amended or modified from time to time.

2.68PNG
 means PNG Ventures, Inc., a Debtor in the within Chapter 11 Case.

2.69Preference Action Recoveries
 means all Cash or other recoveries from the Assigned Preference Actions, after payment of legal fees on a contingency basis.

2.70Preference Actions
 means the claims, rights, and causes of action, and the proceeds thereof, asserted or assertable by any of the Debtors, the Committee, Creditor Trust or the Estates pursuant to §547 of the Bankruptcy Code (whether or not asserted or pending on the Confirmation Date).

2.71Priority Non-Tax Claim
 means a Claim entitled to priority under Bankruptcy Code §§ 507(a)(3), (4), (5), (6) or (7), but only to the extent it is entitled to priority in payment under any such subsection.

2.72Priority Tax Claim
 means any Claim entitled to priority in payment under Bankruptcy Code §§ 502(i) and 507(a)(8), but only to the extent it is entitled to priority under such subsection.

    2.73           Priority Tax Creditor
 means a Creditor holding a Priority Tax Claim.

2.74Proceeding
 means the Chapter 11 Cases of the Debtors.

2.75Professional Claims
 means and refers to the claims of all Persons for compensation for services rendered and reimbursement of expenses under Bankruptcy Code §§ 330 or 331 or entitled to the priorities established pursuant to Bankruptcy Code §§ 503(b)(2), (b)(3), (b)(4), or (b)(5), and 507(a) including, without limitation, the claims of Professional Persons for compensation for services rendered and reimbursement of expenses.

2.76Professional Persons
 means and refers to all attorneys, accountants, appraisers, consultants, and other professionals retained or to be compensated pursuant to an Order of the Court entered under Bankruptcy Code §§ 327, 1103, 328, 330, or 503(b).

2.77Projections
 means the pro forma financial projections for the Reorganized Debtors attached to the Disclosure Statement as Exhibit B.

2.78Proponent
 means PNG, New Earth, ALT, Arizona, Fleet, and Earth.

2.79Pro Rata, Ratable or Ratable Share
 means a number (expressed as a percentage) equal to the proportion that an Allowed Claim in a particular Class or Old Equity Interest bears to the aggregate amount or number of: (a) Allowed Claims plus; (b) Disputed Claims in such Class as of the date of determination; or (c) the aggregate amount or number of Old Equity Interests.

2.80Reorganized Debtors
 means, on or after the Effective Date, the Debtors.

2.81Reorganized PNG
means, on or after the Effective Date, PNG, as a Reorganized Debtor.

2.82Schedules
 means the respective schedules of assets and liabilities, the list of holders of Equity Interests and the statement of financial affairs filed by the Debtors under

Bankruptcy Code § 521 and Bankruptcy Rule 1007, and all amendments and modifications thereto, through and including the date by which objections to Claims must be filed with the Bankruptcy Court pursuant to the Plan.

2.83Secured Claim
 means and refers to any Claim, to the extent reflected in the schedules or a proof of Claim as a Secured Claim, which is secured by a valid Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with Bankruptcy Code § 506(a).

2.84Voting Deadline
 means the date established in the order of the Bankruptcy Court approving the Disclosure Statement as the deadline by which votes to accept or reject the Plan must be received.

ARTICLE III

TREATMENT OF ADMINISTRATIVE

EXPENSES AND PRIORITY TAX CLAIMS

Pursuant to Bankruptcy Code § 1123(a), certain types of claims are not placed into voting classes.  They are not considered Impaired, and they do not vote on the Plan because they are automatically entitled to specific treatment provided in the Bankruptcy Code.  As such, Administrative Expense Claims and Priority Tax Claims are treated separately pursuant to the terms set forth in this Article III.

3.1Administrative Expense Claims.
  All Administrative Expenses incurred during the pendency of the Chapter 11 Case will be paid on the later of the Effective Date or on the date such Administrative Expense Claim is Allowed by the Bankruptcy Court, unless a particular claimant agrees to a different treatment; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors or liabilities arising under loans made or advances extended to the

Debtors, whether or not incurred in the ordinary course of business, shall be paid in full and performed by the Reorganized Debtors in the ordinary course of business consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions.

3.2Professional Claims.
  All Persons seeking an award by the Bankruptcy Court of compensation for services rendered and/or reimbursement of expenses incurred through and including the Effective Date under Bankruptcy Code §§ 330 or 331 or entitled to the priorities established pursuant to Bankruptcy Code §§ 503(b)(2), (b)(3), (b)(4) or (b)(5) and 507(a) shall (a) file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred through the Effective Date by no later than the date which is sixty (60) days after the Effective Date, or such other date as may be fixed by the Bankruptcy Court and (b) if granted such an award by the Bankruptcy Court, be paid in full in Cash in such amounts as are Allowed by the Bankruptcy Court (i) on the later of the Effective Date and the date upon which such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable, (ii) upon such other terms as may be mutually agreed upon between such holder of an Administrative Expense Claim and the Reorganized Debtors, or (iii) in accordance with the terms of any order entered by the Bankruptcy Court.

3.3Statutory Fees.
All quarterly fees due and owing to the United States Trustee pursuant to 28 U.S.C. § 1930 through the quarter in which the Plan is confirmed shall be paid in full in Cash on the Effective Date.  Such fees that are due after the Effective Date until such time as all objections to administrative claims and priority tax claims are fully resolved, shall be paid by the Reorganized Debtors, with the exception that any fees due for the disbursement of the additional approximately $450,000 Excise Tax Rebate shall be paid by the Creditor Trustee.  Thereafter, all quarterly fees due and owing to the United States Trustee pursuant to 28 U.S.C. §  1930 shall be paid by the Creditor Trustee in Cash when due.

3.4Administrative Claims Other Than Ordinary Course Or Professional Person Claims And Administrative Claim Bar Date
.  The Holder of an Administrative Expense Claim, other than (a) a Claim for compensation for services rendered and/or reimbursement of expenses by a Professional Person, or (b) a liability incurred and paid in the ordinary course of business by the Debtors, must file with the Bankruptcy Court and serve on the Debtors and their counsel, notice of such Administrative Expense Claim within forty-five (45) days after the Effective Date.  Such notice must include, at a minimum (i) the name of the Holder of such Claim, (ii) the basis of the Claim, and (iii) the amount of the Claim.  Failure to file such notice timely and properly shall result in the Administrative Expense Claim being forever barred and discharged.  This provision shall not modify the provisions of any Order fixing a Bar Date for any Administrative Expense Claim.  Without limiting the generality of the foregoing, this provision shall not extend the Bar Date for any Claims which were required to be filed on or before such Bar Date.

3.5Priority Tax Claims
.  Except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each Holder of an Allowed Priority Tax Claim shall receive, in full and complete settlement, satisfaction and discharge of its Allowed Priority Tax Claim, at the sole option of the Reorganized Debtors: (i) Cash in an amount of such Holder’s Allowed Claim on the Effective Date; or (ii) in accordance with the provisions of Bankruptcy Code § 1129(a)(9)(c), regular installment payments in Cash of a total value, as of the Effective Date, equal to the

Allowed amount of such Claim over a period of five years after the Petition Date.  Such payments shall be made, with interest at the regular statutory rate, in monthly installments commencing on the first day of the first month following the Effective Date and ending on that month which expires on a date which is on or before five years from the Petition Date; provided, however, that the Reorganized Debtors shall have the right to pay any Allowed Priority Tax Claim, or any remaining balance, in full, at any time on or after the Effective Date, without premium or penalty.  Under the Plan, Holders of Allowed Priority Tax Claims against the Debtors shall not be entitled to any payments on account of any post Petition Date interest or penalty with respect to or in connection with an Allowed Priority Tax Claim.  Any such Claim or demand for any post Petition Date interest or penalty will be discharged upon the entry of the Confirmation Order by Bankruptcy Code § 1141(d)(1), and the Allowed Priority Tax Claim Holder shall not assess or attempt to collect such accrued interest or penalty from the Debtors, Reorganized Debtors or their property.  The Debtors have estimated that Priority Tax Claims are approximately $1,000,000 of which approximately $450,000 are taxes associated with the Excise Tax Rebate.

ARTICLE IV

CLASSIFICATION AND TREATMENT

OF CLAIMS AND EQUITY INTERESTS

4.1           General Overview.
  As required by the Bankruptcy Code, the Plan classifies Claims and Equity Interests in various Classes according to their right to priority of payments as provided in the Bankruptcy Code.  The Plan states whether each Class of Claims or Equity Interests is Impaired or Unimpaired.  The Plan provides the treatment each Class will receive under the Plan.  Claims are classified for all purposes, including voting, confirmation and distribution pursuant to the Plan as set forth in this Article IV.

4.2           Substantive Consolidation.
Confirmation of this Plan shall effect a substantive consolidation of the Debtors solely for the purposes of all actions associated with confirmation and effectuation of this Plan.  The Debtors aver that the common business purpose, common secured creditors and lack of prejudice to any creditor will permit the deemed substantive consolidation for purposes of the Plan of Reorganization.  Accordingly, entry of the Confirmation Order shall constitute the approval, pursuant to § 105(c) of the Bankruptcy Code, effective as of the Effective Date, of the substantive consolidation of the Chapter 11 Cases of the Debtors for all purposes related to the Plan, including without limitation, for purposes of voting, confirmation and distribution.  On and after the Effective Date: (a) all assets (and proceeds thereof) and liabilities of the Debtors shall be deemed merged and treated as though they were merged into the Reorganized Debtor; (b) no distributions shall be made under the Plan on account of any intercompany Claims (i.e. between and among each Debtor) and all such intercompany Claims shall be eliminated; (c) all Claims against any Debtor for which one or more of the Debtors is also liable, whether such liability is joint, several or joint and several, and whether it is primary or secondary, will be merged into a single Claim against the consolidated Reorganized Debtor; and (d) each and every Claim filed or to be filed in any of the Chapter 11 Cases shall be deemed filed against the consolidated Reorganized Debtor, and shall be deemed one Claim against the Consolidated Reorganized Debtor.  Such deemed substantive consolidation shall not (other than for purposes of effectuating the terms of this Plan) affect the legal and corporate structures of the Debtors nor shall it expand the rights of any creditor that asserts a Lien in and against any Collateral.  Notwithstanding the deemed substantive consolidation provided for herein, each and every Debtor shall remain responsible for the payment of quarterly fees pursuant to 28 U.S.C. § 1930 to the Office of the

United States Trustee until such time as a particular Case pertaining to such Debtor is closed, dismissed or converted.

Unless the Bankruptcy Court has ordered the deemed substantive consolidation of the Debtors’ estates before the Confirmation Hearing, the Plan will serve as, and will be deemed to be, a motion for entry of an order substantively consolidating the Debtors’ estates for voting and distribution purposes of the Plan.  If no objection to substantive consolidation is timely filed and served by the date as may be established by the Bankruptcy Court, an order approving substantive consolidation (which may be the Confirmation Order) may be entered by the Bankruptcy Court.  If any such objections are timely filed and served, a hearing with respect to deemed substantive consolidation of the Cases and the objections thereto will be scheduled by the Bankruptcy Court, which hearing may, but is not required to, coincide with the Confirmation Hearing.

If the Bankruptcy Court authorizes the Debtors to consolidate for voting and distribution purposes fewer than all of the Classes of Claims sought to be consolidated for these purposes, pursuant to section 1122 of the Bankruptcy Code, the Debtors may proceed with separate classifications for any such non-consolidated Classes.  If the Debtors elect to proceed with separate classifications for any such non-consolidated Classes of Claims and Interests, such Classes of Claims and Interests will be treated as against each individual non-consolidated Debtor for voting and distribution purposes.  In such event, each Class of Claims and Interests shall be divided into subclasses; one for each of the Debtors.  In some situations a particular Debtor may not have any claims asserted against it in a particular Class.

4.3Designation of Classes Under the Plan
.  Each Holder of a Claim, as defined in Bankruptcy Code § 101(4), of whatever nature, whether or not scheduled, liquidated or unliquidated, absolute or contingent, including all Claims arising from the rejection of executory contracts and unexpired leases, will be bound by the provisions of the Plan.  The Plan contains six (6) classifications of Claims and Equity Interests, as follows:
Class	Status
Class 1 – Priority Non Tax Claims	Unimpaired
Class 2 – Medley Secured Claim(Fourth Third)	Impaired
Class 3 – Greenfield Secured Claim	Unimpaired
Class 4 – BFI Claim	Impaired2
Class 5 - General Unsecured Claims	Impaired
Class 6- Old Equity Interests	Impaired

4.4Treatment of Classes.
(a)           Class 1 – Priority Non Tax Claims

(i)           Impairment and Voting.  Class 1 consists of all Priority Non-Tax Claims, which are Claims, other than Administrative Expense Claims and Priority Tax Claims, to the extent entitled to priority under Bankruptcy Code § 507(a).  Class 1 is Unimpaired.  Each Holder of an Allowed Priority Non-Tax Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(ii)           Treatment.  To the extent there exists any valid Allowed Class 1 Claims, Holders of such claims will be paid at the Reorganized Debtors’ option as follows: (a) the full amount of such Allowed Priority Non-Tax Claim on the latest of (i) the Effective Date, (ii) the date such Claim is Allowed by the Bankruptcy Court, or (iii) the date such Claim becomes payable in accordance with its terms; or (b) on such other terms as may be agreed to by the Holder of such Allowed Priority Non-Tax Claim.  The Debtors have estimated that there are no outstanding Priority Non-Tax Claims.  Any payments required to be made on the Effective Date shall actually be made on the first Distribution Date after the Effective Date .

2 Although the Debtors believe that Class 4 is unimpaired and may seek at the Confirmation Hearing to prove that Class 4 is unimpaired, the Debtors will solicit the vote of the member of Class 4 out of an abundance of caution.

(b)           Class 2 – Medley Secured Claim

(i)           Impairment and Voting.  Class 2 is comprised of the Medley Secured Claim.  Class 2 is impaired by the Plan.  Medley is entitled to vote to accept or reject the Plan.

(ii)           Treatment.  The Holder of the Allowed Medley Secured Claim shall receive the following treatment, in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Medley Secured Claim, the amount of the Medley Secured Claim, any and all Claims and Liens that the Holder(s) may have against the Debtors and their property:

(1)           Medley shall have and/or be granted a $ 9.8 million New Senior Secured Term Loan (the “ Medley NSSTL”) bearing interest at 10% per annum, and with a maturity date on the fourth anniversary thereof, the form and substance of which, including all collateral documents relating thereto, shall be in a form acceptable to Medley.  Interest accrued during the first year shall be capitalized and added to the principal balance thereof.  Interest accruing after the first year of the loan shall be due in arrears on a quarterly basis.  To secure the Medley NSSTL, Medley shall be granted a first priority Lien, pari passu with Castlerigg, on all assets of the Reorganized Debtors, except for Accounts Receivable and Inventory of ALT and Arizona for which Medley and Castlerigg will share a second priority Lien on a pari passu basis, subject to any Lien held by Greenfield, or its successor or any replacement lender providing financing under similar or more favorable terms with respect to the Greenfield Secured Claim, and except for a first priority lien in favor of Medley on the Debtors' existing fleet of twenty-four (24) cryogenic trailers and any and all proceeds from a refinancing, sale or other disposition of all or a some of such trailers (collectively the "Trailers"), which lien shall be senior to a second priority lien in favor of Castlerigg in the Trailers. There shall be no other permitted liens encumbering the Trailers; provided, however, in the context of a sale or refinancing of the Trailers which Medley has consented to, Castlerigg shall release its liens on the Trailers which are the subject of the sale or refinancing, provided such liens shall continue to attach to the sale or refinancing proceeds in excess of the balance of the Medley NSSTL;

(2)           the payment by the Debtors to Medley of $5.5 million in Cash on the Effective Date;

(3)           the distribution to Medley of 13,200,000 shares of New PNG Common Stock, which equates to approximately 66%  of the entire balance of outstanding shares of New PNG Common Stock on the Effective Date; and

(4)  In exchange for and in consideration of the compromise by Medley of its Allowed Secured Claim in the amount of $37.45 million, Debtors and their bankruptcy estates release and forever waive and discharge Medley, its respective affiliates (past and present), parent companies and subsidiaries, members, partners, successors, heirs, assigns and representatives of any and all claims, causes of action, damages, demands, debts, expenses, judgments, losses, liabilities, obligations, rights or suits, whether matured or unmatured, known or unknown, forseen or unforeseen, then existing or thereafter arising, in law, equity, or  otherwise that are based in whole or in part, on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date relating in any way to the Debtors or the Chapter 11 Cases.  The release to Medley shall be binding upon and shall inure to the benefit of the Reorganized Debtors.

Debtors estimate that they will require $5.5 million on the Effective Date to fund this class of creditors pursuant to the Plan.

(c)           Class 3 – Greenfield Secured Claim

(i)           Impairment and Voting.  Class 3 is comprised of the Greenfield Secured Claim.  Class 3 is unimpaired by the Plan.  The Holder of the Greenfield Secured Claim is not entitled to vote to accept or reject the Plan.

(ii)           Treatment.  The Plan shall not in any way alter the legal, equitable or contractual rights to which the Holder(s) of Greenfield Secured Claim is entitled since on and after the Effective Date Greenfield shall continue making loans to and receiving payments thereon from the Reorganized Debtors, as successor to the Debtors, pursuant to the existing loan agreements and related documents between Debtors and Greenfield, including those agreements which were entered after the Petition Date with Court approval under which Greenfield provided financing to the Debtors during the Chapter 11 Cases also secured by a Lien on the property securing the Greenfield Secured Claim, as may be amended by agreement of the parties, and Greenfield shall retain the Lien on the property securing the Greenfield Secured Claim and any loans made by Greenfield to the Reorganized Debtors after the Petition Date and after the Effective Date.

(d)           Class 4 – BFI Claim

(i)           Impairment and Voting.  Class 4 is comprised of the BFI Claim in the outstanding principal amount of $63,000 plus interest of $9,324.00.  Class 4 is impaired by the Plan.  The Holder of the BFI Claim  is entitled to vote to accept or reject the Plan.

(ii)           Treatment.  The Holder(s) of the Allowed BFI Claim shall receive the following treatment, in full satisfaction, settlement, release and discharge of, and in exchange for such Allowed BFI Claim and/or any and all Claims and Liens that the Holder(s) of the BFI Claim may have against the Debtors and their property:  If BFI affirmatively votes in favor of the Debtors’ Plan - Payment in full in Cash on the Effective Date of the Allowed BFI Claim in the amount of $ 72,324.00.  Debtors estimate that they will require $ 72,324.00 on the Effective Date to fund this class of creditors pursuant to the Plan.  The payment required to be made on the Effective Date shall actually be made on the first Distribution Date.  In the event, however, that BFI objects to any aspect of the Plan or the confirmation thereof (including the treatment provided herein), or does not affirmatively vote in favor of the Plan, the BFI Claim will be subordinated either: a) pursuant to the Inter-creditor and Subordination Agreement entered into between Medley and BFI, in which case Medley shall be entitled to receive whatever distribution BFI is entitled to receive on account of the BFI Claim, and/or b) to the holders of Allowed General Unsecured Claims in Class 5 pursuant to 11 U.S.C. § 510(b), and shall receive the same treatment provided to Old Equity Interests in Class 6, receive nothing under the Plan and will be deemed to have rejected the Plan.

(e)           Class 5 – General Unsecured Claims

(i)           Impairment and Voting.  Class 5 is comprised of Allowed General Unsecured Claims.  Class 5 is impaired by the Plan.  Each Holder of an Allowed General Unsecured Claim is entitled to vote to accept or reject the Plan.

(ii)           Treatment.  The Holders of Allowed General Unsecured Claims shall receive the following treatment, in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed General Unsecured Claim and/or any and all Claims that the Holder(s) may have as follows:

(1)           a Cash payment in the amount which is equal to the its Pro Rata share of the Creditor Fund; plus

(2)           an aggregate of 1,500,000 shares of New PNG Common Stock, which are to be distributed to the Holders of Allowed General Unsecured Claims on the Effective Date, on a Pro Rata basis.  It is expected that the aggregate number of shares of New PNG Common Stock to be distributed to the Holders of Allowed General Unsecured Claims shall approximate 7.5 % of the outstanding New PNG Common Stock on the Effective Date.

The Creditor Fund shall be funded with an initial payment by the Disbursing Agent on the Effective Date, of $750,000 and the Creditor Stock.  An additional payment to the Creditor Fund of the Excise Tax Rebate shall be made by the Reorganized Debtors within ten (10) business days after receipt by the Debtors of such Excise Tax Rebate.  In addition, Preference Action Recoveries shall be deposited into the Creditor Fund by the Creditor Trustee for payment to the holders of Allowed General Unsecured Claims.

Distributions of Cash and New PNG Common Stock to Class 5 claimants to be made on the Effective Date shall actually be made on the first Distribution Date or Dates, and thereafter when funds are available as determined at the discretion of the Creditor Trustee; provided however, that in no event shall the payments to holders of Allowed General Unsecured Claims exceed the principal amount of their Allowed General Unsecured Claims.  Furthermore, no General Unsecured Claim shall be allowed to the extent that it is for interest or other similar charges other than as otherwise specifically and expressly provided for herein.

(f)           Class 6 – Old Equity Interests

(i)           Impairment and Voting.  Class 6 is comprised of Old Equity Interests.  Class 6 is impaired by the Plan. Since each Holder of an Old Equity Interest shall receive no distribution on account of such Old Equity Interests and will retain no property on account of such Old Equity Interests, Class 6 is deemed to have rejected the Plan and is therefore not entitled to vote to accept or reject the Plan.

(ii)           Treatment.  The Holders of Allowed Old Equity Interests shall receive no distribution on account of such Old Equity Interests or any other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Equity Interest, and will retain no property on account of such Old Equity Interests due to the fact that the assets and operations of the Debtors are insufficient to pay all creditors in full, the liquidation preference applicable to the shares of Old Equity Interests is worth zero.  Upon the Effective Date, all Old Equity Interests or any other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Equity Interest, will be cancelled, extinguished and of no further force and effect.

ARTICLE V

PROCEDURES FOR RESOLVING AND TREATING DISPUTED

ADMINISTRATIVE EXPENSE CLAIMS AND GENERAL UNSECURED CLAIMS

5.1Objections to and Resolution of Administrative Expense Claims and Claims.
  Except as to applications for allowance of compensation and reimbursement of expenses under Bankruptcy Code §§ 330, 331 and/or 503, the Reorganized Debtors shall, on and after the Effective Date, have the exclusive right to make and file objections to Administrative Expense Claims and Claims (other than Class 5 General Unsecured Claims).  On and after the

Effective Date, the Reorganized Debtors shall have the authority to compromise, settle, otherwise resolve or withdraw any objections to Administrative Expense Claims and Claims (other than Class 5 General Unsecured Claims) and compromise, settle or otherwise resolve Disputed Administrative Expense Claims and Disputed Claims (other than Disputed Class 5 General Unsecured Claims) without approval of the Bankruptcy Court.  Unless otherwise ordered by the Bankruptcy Court, the Debtors and, on and after the Effective Date, the Reorganized Debtors, shall file all objections to Administrative Expense Claims that are the subject of proofs of Claim or requests for payment filed with the Bankruptcy Court (other than applications for allowances of compensation and reimbursement of expenses with respect to Professional Claims) and Claims (other than Class 5 General Unsecured Claims) and serve such objections upon the Holder of the Administrative Expense Claim or Claims as to which the objection is made as soon as is practicable, but in no event later than ninety (90) days after the Effective Date or such later date as may be approved by the Bankruptcy Court.  Notwithstanding anything to the contrary contained in this Plan, the Creditor Trustee, and not the Debtors or Reorganized Debtors, shall, on and after the Effective Date, have the exclusive right to make and file objections to Class 5 General Unsecured Claims.

5.2No Distribution Pending Allowance.
Notwithstanding any other provision of the Plan, no pro rata share of Cash and/or New PNG Common Stock shall be distributed under the Plan on account of any Disputed Claim unless and until such Claim is deemed Allowed.

5.3Estimation.
The Debtors or Creditor Trustee may, at any time, request that the Bankruptcy Court estimate any contingent or Disputed Claim pursuant to Bankruptcy Code § 502(c) regardless of whether the Debtors and/or Creditor Trustee have previously objected to such Claim.  In the event the Bankruptcy Court estimates any contingent or Disputed Claim, the estimated amount may constitute a maximum limitation on such Claim, as determined by the Bankruptcy Court.  Notwithstanding this, the Debtors, Reorganized Debtors and/or Creditor Trustee may elect to pursue any supplemental proceedings to object to the allowance and payment of such Claim.  All of the aforementioned Claims objection and estimation procedures are cumulative and not exclusive of one another.

5.4Reserve for Disputed General Unsecured Claims.
On and after the Effective Date, the Creditor Trustee shall hold in segregated reserve accounts (the “Creditor Claim Reserve”), Cash and New PNG Common Stock in an aggregate amount sufficient to distribute its pro rata share of Cash and New PNG Common Stock to each Holder of a Disputed Claim at the time distributions are made pursuant to the Plan the amount of Cash and New PNG Common Stock that such Holder would have been entitled to receive if such Claim had been an Allowed Claim on the Effective Date.  Nothing contained herein shall be deemed to entitle the Holder of a Disputed Claim to post-Petition Date interest on such Claim.

5.5Allowance and Payment of Disputed Claims.
If, on or after the Effective Date, any Disputed Claim is deemed Allowed, the Creditor Trustee, shall by the sixtieth (60th) Day of the first month following the month in which such Claim is Allowed, distribute from the Creditor Claim Reserve to the Holder of such Allowed Claim the amount of Cash and New PNG Common Stock that would have been distributed to such Holder under the Plan on the date(s) distribution(s) previously was/were made to Holders of Allowed General Unsecured Claims had such Claim been an Allowed Claim on such date(s).  If as of the date the Disputed Claim is deemed Allowed, no such distribution was required, then the Creditor Trustee shall make said distribution from the Disputed Claims Reserve at the time all of the Holders of Allowed Claims receive their respective distributions.

5.6Release of Funds from Creditor Claims Reserve.
If at any time or from time to time after the Effective Date, there shall be Cash and/or New PNG Common Stock in the Creditor Claim Reserve in an amount in excess of the Reorganized Debtors’ maximum remaining distribution obligations to the then existing Holders of Disputed Claims under the Plan, then the Creditor Trustee shall make such excess Cash and/or New PNG Common Stock available to the Reorganized Debtors generally to satisfy the costs of administering and consummating the Plan or otherwise.
ARTICLE VI

ACCEPTANCE OR REJECTION OF THE PLAN

6.1Voting of Claims.
Each Holder of an Allowed Claim in an Impaired Class of Claims pursuant to Article IV of the Plan is entitled to vote to accept or reject the Plan.  For purposes of calculating the number of Allowed Claims in a Class of Claim that have voted to accept or reject the Plan under Bankruptcy Code § 1126(c), all Allowed claims in such Class held by an Entity and/or any Affiliate thereof shall be aggregated and treated as one Allowed Claim in such Class.

6.2Elimination of Vacant Classes.
Any Class of Claims that is not occupied as of the date of the commencement of the Confirmation Hearing by an Allowed Claim or a Claim temporarily Allowed under Bankruptcy Rule 3018 shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to Bankruptcy Code § 1129(a)(8).

6.3Nonconsensual Confirmation.
If any Impaired Class of Claims entitled to vote shall not accept the Plan by the requisite statutory majorities provided in Bankruptcy

Code § 1126(c), the Debtors reserve the right to amend the Plan in accordance with Article XI hereof or undertake to have the Bankruptcy Court confirm the Plan under Bankruptcy Code § 1129(b) or both.  With respect to any Impaired Classes of claims that are deemed to reject the Plan, the Debtors shall request that the Bankruptcy Court confirm the plan under Bankruptcy Code § 1129(b).

ARTICLE VII

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

7.1Executory Contracts and Unexpired Leases To Be Assumed.
Pursuant to Bankruptcy Code §§ 365(a) and 1123(b)(2), all executory contracts and unexpired leases that exist between the Debtor and any Person or Entity shall be deemed assumed by the Debtors on the Confirmation Date and effective as of the Effective Date, except for any executory contract or unexpired lease (i) that has been rejected pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date, (ii) as to which a motion for approval of the rejection of such executory contract or unexpired lease has been filed and served prior to the Confirmation Date; or (iii) that is listed as a rejected executory contract or unexpired lease on EXHIBIT A attached hereto.

7.2Approval of Rejection
. Entry of the Confirmation Order shall, subject to and upon the occurrence of the Effective Date, constitute the approval, pursuant to Bankruptcy Code §§ 365(a) and 1123(b)(2), of the rejection of the executory contracts and unexpired leases listed on EXHIBIT A  attached hereto.

7.3Approval of Assumption
.  Entry of the Confirmation Order shall, subject to and upon the occurrence of the Effective Date, constitute the approval, pursuant to Bankruptcy Code §§ 365(a) and 1123(b)(2), of the assumption of the executory contracts and unexpired leases of the Debtors in accordance with section 7.1 above.

   7.4           Cure of Default
. Except as may otherwise be agreed to by the parties, any and all undisputed defaults under any executory contract or unexpired lease assumed by the Debtors pursuant to Article VII hereof shall be satisfied by Cure, in accordance with Bankruptcy Code § 365(b)(1) and as provided for in this Plan.  In the event of a dispute regarding (a) the amount of any Cure payment, (b) the ability of the Reorganized Debtors to provide “adequate assurance of future performance” within the meaning of Bankruptcy Code § 365 under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, the Cure payment(s) required shall be made following the entry of a Final Order resolving the dispute.  All disputed defaults that are required to be Cured shall be Cured either within thirty (30) days of the entry of a Final Order determining the amount, if any, of the Reorganized Debtors’ liability with respect thereto, or as may otherwise be agreed to by the parties.  The executory contracts and unexpired leases to be assumed under this along with the Cure amounts pursuant to the Debtors’ books and records are set forth on EXHIBIT B attached hereto.

7.5Objections to Assumption of Executory Contracts and Unexpired Leases.
Any party objecting to the Debtors’ proposed assumption of an executory contract or unexpired lease must file and serve a written objection to the assumption of such contract or lease within the deadline set for objecting to Confirmation of the Plan.  The Bankruptcy Court shall resolve all disputes regarding assumption of executory contracts and unexpired leases at the Confirmation Hearing.  Failure to file an objection within the stated time limit shall constitute consent to the assumption of the lease or contract, including an acknowledgement that the proposed assumption provides adequate assurance of future performance by the Debtors and that the Cure is accurate and sufficient for purposes of Bankruptcy Code § 365.

7.6           Deadline for Rejection Damages Claims.
If the rejection of any executory contract or unexpired lease gives rise to a Claim by the other party or parties to such contract or lease, the Claim Holder must file and serve on the Claims Agent, Logan & Company, Inc., Debtors and Debtors’ counsel, a proof of claim within thirty (30) days after the earlier of (i) the date of entry of the first order of the Bankruptcy Court rejecting the executory contract or unexpired lease, or (ii) the Confirmation Date if such executory contract or unexpired lease was rejected under this Plan, or (iii) such other date as may be fixed by the Bankruptcy Court.  Failure to file and serve such proof of claim shall serve as a waiver of any such Claim, and the Holder of such Claim shall be forever barred from asserting such Claim against the Debtors.

Every Claim arising from the rejection of an executory contract or unexpired lease by this Plan must be filed with the Bankruptcy Court no later than thirty (30) days after the Confirmation Date; provided, however, that nothing contained herein or in the Plan shall be deemed or construed as an extension of the date by which Creditors whose executory contracts or unexpired leases were rejected by order of the Bankruptcy Court prior to the filing of this Plan and had to file proofs of claim stemming from the Debtors’ rejection of those executory contracts or unexpired leases.  Every such Claim that is timely filed will be treated under the Plan as a Class 5 General Unsecured Claim, except to the extent such Creditor received a pre-petition security deposit whereby such Creditor shall be required to apply said security towards its Claim.  However, nothing herein shall be construed as the Debtors’ waiver or acquiescence to the allowance of such Claim.  The Debtors specifically preserve all of their rights and defenses to such Claim as well as the application of any such security deposit.  Every such Claim that is not timely filed by the deadline stated above will be forever barred, unenforceable and discharged, and the Creditor holding the Claim will not receive or be entitled to any distribution under the Plan on account of such Claim.

7.7Compensation and Benefit Programs.
Except as may be rejected, modified or otherwise amended, on or after the Effective Date the Reorganized Debtors may: (1) honor, in the ordinary course of business, any contracts, agreements, policies, programs, and plans for, among other things, compensation (including equity based and bonus compensation ) health care benefits, disability benefits, severance plans, performance-based incentive plans, workers’ compensation programs and life insurance, directors and officers liability and other insurance and similar plans and (2) distribute or reallocate any unused designated employee  success fee and bonus funds related to Confirmation in the ordinary course of their  business.  Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs and plans.

ARTICLE VIII

MEANS FOR IMPLEMENTATION OF THE PLAN

8.1Sources of Consideration for Plan Distributions.
In addition to Cash the Debtors will have on hand from normal business operations, it is estimated that the Debtors will require approximately $8.075 million of cash to fund the Plan (“Plan Fund”).  Based on preliminary discussions prior to the bankruptcy filing with interested parties, as well as continued negotiations since the bankruptcy filing, the Debtors have a commitment to enter a post Petition Date plan funding agreement with all necessary parties, including Castlerigg, that  contains certain conditions to funding amounts needed to effectuate the Plan including, without limitation, due diligence analysis of the Plan and the Debtors’ operation  satisfactory to Castlerigg.  In return to Castlerigg for such funding of the Plan, as well as Castlerigg’s funding of the Court

Approved D&O Insurance Premiums, Castlerigg shall be granted the following: (i) a $5.75 million new senior secured term loan (the “Castlerigg NSSTL”), to be held on a pari-passu basis with the Medley NSSTL, except as otherwise noted, the form and substance of which, including all collateral documents relating thereto, shall be in a form acceptable to Castlerigg; (ii) approximately 5,300,000 shares of New PNG Common Stock, which equates to approximately 26.50% of the entire balance of outstanding shares of New PNG Common Stock on the Effective Date; and (iii) in consideration of the $8.075 million in new Cash provided by Castlerigg to fund the Plan, Debtors and their bankruptcy estates release and forever waive and discharge Castlerigg, its respective affiliates, (past and present) parent companies and subsidiaries, members, partners, successors, heirs, assigns and representatives of any and all claims, causes of action, damages, demands, debts, expenses, judgments, losses, liabilities, obligations, rights or suits, whether matured or unmatured, known or unknown, forseen or unforeseen, then existing or thereafter arising, in law, equity, or  otherwise that are based in whole or in part, on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date relating in any way to the Debtors or the Chapter 11 Cases.  The release to Castlerigg shall be binding upon and shall inure to the benefit of the Reorganized Debtors.

The material terms of the Castlerigg and Medley NSSTL and the Castlerigg contingencies to funding the Plan are set forth on the binding term sheet attached to the Disclosure Statement as Exhibit “C” and incorporated herein by reference.

8.2Post-confirmation Operations.
As indicated by the Projections attached to the Disclosure Statement as Exhibit “B”, the Debtors anticipate that the Reorganized Debtors will have sufficient cash flow from post-Confirmation operations and the Plan Fund to fund its ongoing operations and any remaining payment obligations under the Plan.

8.3Cancellation and Issuance of Securities.

(a)           Cancellation of Old Equity Interests.  On the Effective Date: (1) the Old Equity Interests  shall be cancelled, extinguished and of no further force and effect solely as to the Debtors, and the Reorganized Debtors shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, notes, or certificate or articles of incorporation or similar documents governing or relating to, the Old Equity Interests or any other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Equity Interest, shall be released and discharged.

(b)           Issuance of New PNG Common Stock.  On the Effective Date, the Reorganized PNG will issue and deliver, in accordance with the provisions hereof, the shares of New PNG Common Stock to the Holders of Allowed Claims in Classes 2 and 5.

(c)           Section 1145 Exemption.  Pursuant to section 1145(a) of the Bankruptcy Code, the offering, issuance, distribution, transfer or exchange of any security contemplated by this Plan, or the making or delivery of an offering memorandum or other instrument of offer or transfer under this Plan, and any and all settlement agreements incorporated therein, including the New PNG Common Stock, shall be exempt from section 5 of the Securities Act or any similar state or local law requiring the registration for offer or sale of a security or registration or licensing of an issuer or a security prior to offering, issuance, distribution or sale of securities.  In addition, under section 1145 of the Bankruptcy Code any securities contemplated by the Plan, including the New PNG Common Stock, will be freely tradable by the recipients thereof, subject to (i) the provisions of section 1145 of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with any rule and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments; (ii) the restrictions, if any, on the transferability of such securities and instruments; and (iii) applicable regulatory approval.

(d)           Listing Rights.  Reorganized PNG shall use reasonable efforts to list the New PNG Common Stock, on a national securities exchange or for quotation on a national automated interdealer quotation system on the Effective Date.  Entities receiving distributions of New PNG Common Stock, by accepting such distributions, shall be deemed to have agreed to cooperate with the Reorganized PNG’s reasonable requests to assist them in their efforts to list the New PNG Common Stock on such national exchange or quotation system.

(e)           Certain Tax Consequences.  The Debtors will negotiate in good faith with the Creditors Committee inclusion of reasonable and customary restrictions on the transfer of New PNG Common Stock, to the extent necessary to avoid any adverse federal income tax consequences resulting from an ownership change (as defined in section 382 of the Internal Revenue Code) in Reorganized PNG.

(f)           New Authorization.  The New PNG Common Stock when issued or distributed as provided in the Plan, will be duly authorized, validly issued, and, if applicable, fully paid and nonassessable. Each distribution and issuance referred to in Article VIII shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such.

(g)           Further Actions.  On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors may take all actions which may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including: (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan; and  (3) the filing of appropriate certificates of incorporation, merger, or consolidation with the appropriate governmental authorities pursuant to applicable law; all of the above which shall be in form and substance acceptable to Medley and Castlerigg, among others.

(h)           Amendment to Governing Instruments. The certificates of incorporation and bylaws of the Debtors shall be amended as may be required to be consistent with the Plan and the Bankruptcy Code. The certificate shall be amended to, among other things: (1) authorize issuance of shares of New PNG Common Stock and (2) pursuant to and only to the extent required by 1123(a)(6) of the Bankruptcy Code, include (a) a provision prohibiting the issuance of non-voting equity  securities and (b) a provision setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends. After the Effective Date, each Reorganized Debtor may amend and restate its new certificate of incorporation and other constituent documents as permitted by relevant state corporate law.

8.4Creditor Trust.

(a)           Purpose of the Creditor Trust.  On the Effective Date, the Debtors shall transfer to the Creditor Trust the Creditor Trust Assets from which the proceeds thereof will comprise the Creditor Fund and payment on account of Allowed General Unsecured Claims shall be made.  The Debtors shall relinquish any and all rights in and to the Creditor Trust Assets and Creditor Fund, which shall be transferred to the Creditor Trust free and clear of all Claims, Liens and Interests, including any “equity” or “sponsorship” interests, in accordance with section 1141 of the Bankruptcy Code.  The Creditor Trust shall be established for the primary purpose of liquidating the assets in the Creditor Fund for and on behalf of holders of Allowed General Unsecured Claims, in accordance with Treas. Reg. §301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business.  The Creditor Trust shall not be deemed a successor-in-interest of Debtors or Reorganized Debtors for any purpose other than as specifically set forth herein.  The Creditor Trust is intended to qualify as a “grantor trust” for federal income tax purposes with the beneficiaries treated as grantors and owners of the trust.

(b)           Creditor Trustee.  The retention of the Creditor Trustee shall be pursuant to the Creditor Trust Agreement acceptable in all respects to the Creditors’ Committee, substantially in the form annexed to the Disclosure Statement as Exhibit “G”.  The Creditor Trustee shall be deemed to have been appointed as the Estates’ representative by the Bankruptcy Court pursuant to section 1123(b)(3)(B) of the Bankruptcy Code with respect to the Creditor Fund.

In the event that the Creditor Trustee resigns, is removed, terminated or otherwise unable to serve as the Creditor Trustee, then the Advisory Board shall have the right to select a successor who may be appointed the Creditor Trustee.  Any successor Creditor Trustee appointed shall be bound by and comply with the terms of the Plan, the Confirmation Order and the Creditor Trust Agreement.

On the Effective Date, the Creditor Trustee will be the sole authorized representative and signatory of the Creditor Trust.  The powers, authority, responsibilities and duties of the Creditor Trustee shall be governed by the Plan, the Confirmation Order, the Creditor Trust Agreement and the Bankruptcy Code.  The Creditor Trustee may execute, deliver, file or record such documents, instruments, releases and other agreements, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Creditor Trust.

(c)           Transfer of Assets.  The transfer of the Creditor Trust Assets to the Creditor Trust will be made for the benefit of the beneficiaries thereof, but only to the extent such beneficiaries are entitled to Distributions under the Plan.  Upon completion of the transfer of the Creditor Trust Assets into the Creditor Trust, the Reorganized Debtors will have no interest in, or with respect to, Creditor Trust Assets, the Creditor Fund or the Creditor Trust.  For all federal income tax purposes, all parties (including, without limitation, the Debtors, the Reorganized Debtors, the Creditor Trustee and the beneficiaries) will treat the transfer of assets to the Creditor Trust in accordance with the terms of the Plan, as a transfer to the beneficiaries, followed by a transfer by such beneficiaries to the Creditor Trust, and the beneficiaries will be treated as the grantors and owners thereof.

(d)           Valuation of Assets.  As soon as practicable after the Effective Date, the Creditor Trustee shall apprise the beneficiaries of the Creditor Trust of the value of the

Creditor Trust Assets and the Creditor Fund.  The valuation shall be used consistently by all parties (including the Creditor Trustee and the beneficiaries of the Creditor Trust) for all federal income tax purposes.  The purpose of the valuation is to comply with the general criteria for obtaining an IRS ruling that an entity created pursuant to a confirmed plan of reorganization under chapter 11 of the Bankruptcy Code will be classified as a liquidating trust.  Any dispute regarding the valuation of these assets shall be resolved by the Bankruptcy Court.

(e)           Responsibilities and Authority of the Creditor Trustee.  The responsibilities and authority of the Creditor Trustee shall include (a) calculating and implementing all distributions for Class 5 Creditors in accordance with the Plan; (b) filing all required tax returns and paying taxes and all other obligations on behalf of the Creditor Trust from funds held by the Creditor Trust; (c) periodic reporting to the beneficiaries of the Creditor Trust of the status of the General Unsecured Claims resolution process, distributions on Allowed General Unsecured Claims, and prosecution of Assigned Preference Actions; (d) liquidating the assets of the Creditor Trust and providing for the distribution of the net proceeds thereof in accordance with the provisions of the Plan; (e) retaining and paying at normal and customary rates or contingency fee basis, on a monthly basis, professionals in connection with the Creditor Trustee’s duties; (f) reviewing, analyzing, and objecting to General Unsecured Claims, including the prosecution of such objections as described more fully in the Creditor Trust Agreement; and (g) such other responsibilities as may be vested in the Creditor Trustee pursuant to the Plan, Creditor Trust Agreement or Bankruptcy Court order or as may be necessary and proper to carry out the provisions of the Plan.

(f)           Powers of the Creditor Trustee.  The powers of the Creditor Trustee to administer the Creditor Trust shall, without any further Bankruptcy Court approval in each of the following cases, include inter alia, (a) the power to invest funds in, and withdraw, make distributions and pay taxes and other obligations owed by the Creditor Trust from funds held by the Creditor Trustee in accordance with the Plan and Creditor Trust Agreement, (b) the power to engage and compensate without prior Bankruptcy Court order or approval employees and professional Entities to assist the Creditor Trustee with respect to his responsibilities, (c) the power to prosecute, compromise and settle Assigned Preference Actions on behalf of or against the Creditor Trust without prior Bankruptcy Court approval but in accordance with the Creditor Trust Agreement, and (d) such other powers as may be vested in or assumed by the Creditor Trustee pursuant to the Plan, the Creditor Trust Agreement, Bankruptcy Court order, or as may be necessary and proper to carry out the provisions of the Plan.  Except as expressly set forth herein and in the Creditor Trust Agreement, the Creditor Trustee, on behalf of the Creditor Trust, shall have absolute discretion to pursue or not to pursue any and all claims, rights, Assigned Preference Actions, as he determines is in the best interests of the beneficiaries and consistent with the purposes of the Creditor Trust, and shall have no liability for the outcome of his/her decision, other than those decisions constituting gross negligence or willful misconduct.  The Creditor Trustee may incur any reasonable and necessary expenses in liquidating and converting the assets in the Creditor Trust to Cash.  The Creditor Trustee shall have no rights or authority with respect to the Debtors or Reorganized Debtors.

(g)           Enforcement of Assigned Preference Actions.  Pursuant to Bankruptcy Code Section 1123(b), the Creditor Trustee, on behalf of and for the benefit of the Creditor Trust, shall be vested with and shall retain and may enforce any and all Assigned Preference Actions held by, through, or on behalf of the Debtors, the Creditors’ Committee and/or the Estate against any other Person, arising before the Effective Date that have not been fully resolved or disposed of prior to the Effective Date and that have not been retained by the Reorganized Debtors, whether or not such claims or causes of action are specifically identified in the Disclosure Statement accompanying the Plan and whether or not litigation with respect to same has been commenced prior to the Effective Date.  With respect to the Assigned Preference Actions, the Debtors have not yet undertaken a detailed analysis of the nature and amount of any Assigned Preference Actions and therefore do not have a specific list which includes all of the Assigned Preference Actions that may be brought by the Creditor Trustee on behalf of the  Creditor Trust for the benefit of all holders of Allowed General Unsecured Claims.  Pursuant to the bankruptcy schedules filed by the Debtors, payments made within 90 days of the Petition Date totaled $10,814,086.73 and payments made to insiders between 90 days and one (1) year of the Petition Date totaled approximately $400,000. However, Debtors believe that these payments, for purposes of whether or not they are recoverable as preferences, are subject to substantial defenses and therefore Debtors can not accurately estimate the potential Assigned Preference Action recoveries with respect to same.  The Debtors reviewed potential preferences against El Paso Natural Gas, Conoco Phillips Company and Cryogenic Transportation and do not believe that these entities received any preferential transfers.  The aggregate payments made to these parties within 90 days of the Petition Date totaled approximately $4.5 million.  The Debtors do not believe that payments to these parties would constitute recoverable Preference Actions as follows:  Payments to Cryogenic and Conoco were all pre payments for goods or services to be provided.  Any payments to El Paso were either pursuant to the settlement agreement which is being assumed under the Plan, or for current goods or services rendered and were paid in the ordinary course.   In addition, Medley and Castlerigg, as the major equity holders of the Reorganized Debtors, have insisted that, inter alia, these three parties be exempt from any preference actions due to the critical need by the Debtor for their continued provision of goods and services.  It should be noted that El Paso and Cryogenic were approved by the Court as critical vendors. The Debtors shall reasonably cooperate with and assist the Creditor Trustee in his identification and prosecution of the Assigned Preference Actions and any Disputed Claims.
The Preference Action Recoveries, will be deposited into the Creditor Trust.

(h)           Preservation of Assigned Preference Actions.  The Creditor Trustee reserves its right to continue or commence and pursue after the Effective Date such Assigned Preference Actions, in any court or other tribunal.  Unless an Assigned Preference Action is expressly waived, relinquished, released, compromised or settled in the Plan or any Final Order, the Creditor Trustee, on behalf of and for the benefit of the Creditor Trust expressly reserves all of its respective Assigned Preference Actions for later adjudication and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches shall apply to any Assigned Preference Actions upon Confirmation.

(i)           Compensation of Creditor Trustee.  The Creditor Trustee shall fully comply with (i) the terms, conditions and rights set forth in the Plan, Confirmation Order and the Creditor Trust Agreement, or (ii) such terms, conditions and rights as otherwise agreed to by the Creditor Trustee and the Debtor, after consultation with the Creditors’ Committee.  The Creditor Trustee shall not be required to file a fee application to receive compensation.  The compensation for the Creditor Trustee shall be set forth in the Creditor Trust Agreement.

(j)           Retention and Payment of Professionals.  The Creditor Trustee shall have the right to retain the services of attorneys, accountants, and other professionals and agents in the discretion of the Creditor Trustee to assist and advise the Creditor Trustee in the performance of his/her duties and compensate such professionals from the assets of the Creditor Trust.  Any fees (including filing fees and other expenses) if any, of the Creditor Trustee may be paid from the Creditor Fund.

(k)           Limitation on Liability of the Creditor Trustee.  The Creditor Trustee and his Professionals shall be entitled to indemnification out of the assets of the Creditor Trust against any losses, liabilities, expenses (including attorneys’ fees and disbursements), damages, taxes, suits, or claims that the Creditor Trustee or his Professionals may incur or sustain by reason of being or having been a Creditor Trustee or Professional of the Creditor Trustee or for performing any functions incidental to such service; however, the foregoing shall not relieve the Creditor Trustee or his Professional from liability for bad faith, willful misfeasance, reckless disregard of duty, gross negligence, fraud, self-dealing or breach of financial duty.

(l)           Termination of the Creditor Trust.  The existence of the Creditor Trust and the authority of the Creditor Trust will commence as of the Effective Date and will remain and continue in full force and effect until all of the Creditor Trust Assets are liquidated in accordance with the Plan, the funds in the Creditor Trust have been completely distributed in accordance with the Plan, all tax returns and any other filings or reports have been filed with the appropriate state or federal regulatory authorities and the Order closing the Chapter 11 Cases is a Final Order.  At such time as the Creditor Trust has been fully administered (i.e., when all things requiring action by the Creditor Trustee have been done, and the Plan has been substantially consummated) and in all events within sixty (60) days after the Final Distribution Date, the

Creditor Trustee will file an application for approval of its final report and the entry of the final decree by the Bankruptcy Court.

(m)           Appointment of Advisory Board.  A creditor “Advisory Board” shall be created on the Effective Date.  The Advisory Board shall consist of the members of the Creditors’ Committee.  The Advisory Board shall adopt bylaws, as it may deem appropriate.  In the event of any vacancies, the remaining members shall have the authority to fill such vacancy.  In the event any position is vacant for more than thirty (30) days, the Creditor Trustee shall have the authority, without need for the remaining members of the Advisory Board, to fill such vacancy.  Upon certification by the Creditor Trustee that all Assigned Preference Actions and Disputed General Unsecured Claims have been concluded and all Creditor Distributable Assets distributed in accordance with the Plan, the Advisory Board shall be disbanded without need for further notice or action.

(n)           Duties of Advisory Board.  The Advisory Board shall monitor the status and progress of Disputed General Unsecured Claims and Assigned Preference Actions.  The Advisory Board shall meet and/or consult periodically with the Creditor Trustee and keep itself apprised of the affairs of the Creditor Trust.  The Advisory Board shall have the authority to remove the Creditor Trustee and appoint a successor Creditor Trustee in accordance with the terms of the Creditor Trust Agreement.

(o)           Compensation.  Members of the Advisory Board shall be entitled to reimbursement of reasonable and necessary expenses incurred in carrying out their duties as members of the Advisory Board, all of which shall be paid from the Creditor Fund.

(p)           Exculpation.  No Holder of a Claim or any other party-in-interest will have, or otherwise pursue, any Claim or cause of action against the Creditor Trustee, the

Advisory Board, the Creditor Trust or the employees or professionals thereof (solely in the performance of their duties thereas), for making payments in accordance with the Plan or for fulfilling any functions incidental to implementing the provisions of the Plan, except for any acts or omissions to act that are the result of willful misconduct or gross negligence.

(q)           Dissolution of Committee. On the Effective Date and upon the creation of the Creditor Trust, the powers and duties of the Creditors’ Committee will terminate and the Committee will cease to exist.

8.5Treatment of Disputed and Contingent Claims

(a)           Procedure for Determining Claims.  Except as to any Claim that has been Allowed prior to the Effective Date, the Creditor Trustee may object to the allowance of any Claim against the Debtors or seek estimation thereof on any grounds permitted by the Bankruptcy Code by filing the appropriate pleadings in the Bankruptcy Court at any time prior to the first Business Day which is two hundred seventy (270) days after the Effective Date, or as otherwise extended by the Bankruptcy Court, or continuing the claims objection process initiated by the Debtors pre-confirmation.

(b)           Disputed Claims.  No payments or other distributions will be made to Holders of Claims unless and until such Claims are Allowed Claims.  No distribution or payment shall be made to any Holder of an Allowed Claim who is also a potential defendant in an Assigned Preference Action or any other Cause of Action.  If a Claim is not an Allowed Claim on the Effective Date or when payment is otherwise due under the Plan, payment of the Claim will be made on the Distribution Date after which the Claim becomes an Allowed Claim or on such earlier date as the Creditor Trustee or Disbursing Agent deems appropriate.  At the time of any payments of other distributions to Holders of Allowed Claims in any Class, an amount sufficient to have paid each Holder of a Disputed Claim in such Class its Pro Rata share of such distribution, calculated as though such Disputed Claim were an Allowed Claim, shall be reserved for the potential benefit of the Holder of the Disputed Claim, and thereafter distributed as set forth above, but in the event that a creditor asserts duplicative, overlapping, or multiple Claims, the total amount reserved shall not exceed the total amount subject to distribution to such Creditor on account of such Claims.  Further, to the extent necessary to insure that the amount reserved for a Disputed Claim is sufficient, any amount held or reserved on account of one Claim of a Creditor shall also be deemed to be held or reserved for all Claims of that Creditor.  Notwithstanding any provision in the Plan to the contrary, no partial payments and no partial distributions will be made with respect to a Disputed Claim until the resolution of such disputes by settlement or Final Order.  Unless otherwise agreed by the Creditor Trustee, a Creditor who holds both (an) Allowed Claim(s) and (a) Disputed Claim(s) will not receive a Distribution, nor accrue interest thereon, until such dispute is resolved by settlement or Final Order.

(c)           Contingent Claims.  Until such time as a contingent Claim or a contingent portion of an Allowed Claim becomes fixed or absolute or is Disallowed, such Claim will be treated as a Disputed Claim for all purposes related to distributions under the Plan.  The Holder of a contingent Claim will only be entitled to a distribution under the Plan when and if such contingent Claim becomes an Allowed Claim.

8.6Access to Books
.  The Reorganized Debtors and the Creditor Trustee will provide each other, and/or their agents or representatives, with reasonable access during normal business hours, on at least two (2) business days notice, to the books and records each shall have which the Reorganized Debtors may need to operate its businesses, or the Creditor Trustee may need to administer the Creditor Trust and each shall reasonably cooperate in the identification and prosecution of the Disputed Claims, Assigned Preference Actions, and the effective administration of the Creditor Trust.

    8.7  Distributions Under the Plan.

(a)           Plan Administration.  All distributions under the Plan shall be made by either the Disbursing Agent, or the Creditor Trustee, in accordance with the provisions of the Plan.

(b)           Dates of Distributions.  Distributions shall be made in accordance with the Plan.

Any distribution required to be made on the date on which a Claim becomes an Allowed Claim will be deemed to be made on such date if the distribution is made on the nearest Distribution Date occurring after such date.

Notwithstanding anything to the contrary contained herein, distributions of Cash and/or New PNG Common Stock to Holders of Allowed Claims in Classes 1, 2, 4 and 5 which are to be made “on the Effective Date” shall actually be made on the first Distribution Date or other date as practicable by the Disbursing Agent.

(c)           Manner of Distributions.  At the option of the Creditor Trustee and Disbursing Agent, any cash distributions required under the Plan may be made in Cash, by wire transfer or by a check drawn on a domestic bank.  No distributions shall be made on Claims that are less than twenty-five ($25.00) dollars in amount, unless request is made, in writing to the Creditor Trustee.  Distributions of New PNG Common Stock to Class 2 and Class 5 claimants will be made as follows: (a) at the address set forth in the Debtors’ Schedules, unless superseded by the address set forth on the proofs of Claim or (b) at the address set forth in any written notice of address change delivered to the Debtors or the Reorganized Debtors and the Creditor Trustee after the date of filing of any proof of Claim.

(d)           Intercompany Claims.  Any inter-company claims by any of the Debtors which may be on the books for accounting purposes shall not share in the Creditor Fund and shall be eliminated.

(e)           Undeliverable and Unclaimed Distributions.  If any Holder’s distribution is returned as undeliverable with respect to any non Class 5 Creditors, the Disbursing Agent will take reasonable steps to attempt to deliver the distribution to the Holder of the Allowed Claim.  Any Holder of an Allowed Claim that does not advise the Disbursing Agent that it has not received its, his or her distribution within two (2) months after the date of attempted distribution will have its, his or her Claim for such undeliverable distribution discharged and will be forever barred from asserting any such Claim against the Reorganized Debtor or their property.  Distributions must be negotiated within 90 days of the date of distribution.  Any distributions which are undeliverable and unclaimed or have not been cashed within the time periods set forth above, shall become available for distribution to the Reorganized Debtors, and the Holder of an unclaimed or undeliverable distribution shall not be entitled to any further distribution under the Plan.

(f)           Fractional Shares.  No fractional shares of New PNG Common Stock shall be distributed under this Plan.  When any distribution on account of an Allowed Claim pursuant to this Plan would otherwise result in the issuance of a number of shares of New PNG Common Stock that is not a whole number, the actual distribution of shares of New PNG Common Stock shall be rounded as follows:  (i) fractions of ½ or greater shall be rounded to the next higher whole number and (ii) fractions less than ½ shall be rounded to the next lower number.  The total number of shares of New PNG Common Stock to be distributed to a Class of

Claims shall be adjusted as necessary to account for the rounding provided in this section of the Plan.

8.8Post-Confirmation Management.

(a)           Board of Directors of the Debtors. On the Effective Date, the Reorganized Debtors’ directors will initially consist of no more than seven (7) and no less than five (5) directors, and the presence of a majority of directors (including each of the Investor Directors, as that term is defined in the Term Sheets) is required to constitute a quorum of the Board.  Castlerigg will be entitled to nominate one (1) individual to the Board (the “Castlerigg Director”) and to nominate each successor to the Castlerigg Director.  Medley will be entitled to nominate one (1) individual to the Board (the “Medley Director”) and to nominate each successor to the Medley Director.

(b)             The operation of the Reorganized Debtors shall be the general responsibility of the board of directors of the Reorganized Debtors.  The subsequent tenure and manner of selection of directors shall be as provided in the Certificates of Incorporation of the respective Reorganized Debtors, which shall not be inconsistent with the requirements set forth in the Term Sheets.

(c)           Other Management of the Debtor.  On the Effective Date, Cem Hacioglu, who is presently the Chief Executive Officer of the Debtors shall serve as Chief Executive Officer of the Reorganized Debtors.  Linda Berndt, is presently and will continue to serve as Vice President of Government and Public Affairs of the Reorganized Debtors, Kevin Markey, is presently and will continue to serve as Vice President of Sales and Operations, Brad Gabbard is currently VP of Special Projects and will continue to be VP of Special Projects, and Richard Rychlik is currently and will continue to be the VP-Principal Accounting Officer.  The nature of the compensation of each of them is as follows:  The VP of Government and Public Affairs, the VP of Special Projects and the VP-Principal Accounting Officer are compensated with a base salary.  The VP of Sales and Operations is compensated with a base salary plus additional compensation relating to the gross profit margin, and the CEO is compensated with a  base salary plus a performance based option.

8.9Corporate Action
.           On the Effective Date, all actions contemplated by the Plan will be deemed authorized and approved in all respects (subject to the provisions of the Plan) and shall be deemed to have occurred and shall be in effect from and after the Effective Date, pursuant to the applicable general corporate law of the state of Delaware, without any requirement of further action by the Reorganized Debtors.

On the Effective Date, the appropriate officers of the Reorganized Debtors are authorized and directed to execute and to deliver any and all agreements, documents and instruments and make all distributions contemplated by the Plan and/or necessary for the Consummation of the Plan.

8.10Dissolution of Creditors’ Committee
.           On the Effective Date, the Creditors’ Committee shall be dissolved, released and discharged from the rights and duties arising from or related to the Chapter 11 Cases, except with respect to final applications for Professional Claims.  The professionals retained by the Creditors’ Committee and the members thereof shall not be entitled to compensation or reimbursement of expenses for any services rendered or expenses incurred after the Effective Date, except for services rendered and expenses incurred in connection with any applications by such professionals or Creditors’ Committee members for allowance of compensation and reimbursement of expenses pending on the Effective Date or timely filed after the Effective Date as provided in the Plan, as approved by the

Court.  As of the Effective Date, all claims, rights or causes of action of any kind or nature of the Estate that the Creditors’ Committee may hold, control or have the right to prosecute, shall be deemed null and void.

ARTICLE IX

CONDITIONS TO EFFECTIVE DATE

The occurrence of the Effective Date is subject to the satisfaction, or joint and express written waiver by the Debtors of each of the following conditions:

(a)           the Confirmation Order has become a Final Order;

(b)           Castlerigg has provided the required Plan Fund as set forth in the Plan, and Castlerigg, Medley and the Debtors have executed all necessary documents necessary to effectuate the Plan; and

(c)           The Creditor Trustee has accepted, in writing, the terms of his service and compensation and has executed the Creditor Trust Agreement and provided any bond required by the Court, the Creditor Trust has been established and received the Creditor Trust Assets to be paid to it on the Effective Date, receive under the Plan.

The Debtors in their sole discretion, may waive the Final Order condition in subpart (a) above at any time from and after the Confirmation Date.  In that event, the Debtors will be entitled to render any or all of its performance under the Plan prior to what otherwise would be the Effective Date if the above-referenced conditions were not waived, including, but not limited to, the right to perform under any circumstances which would moot any appeal, review or other challenge of any kind to the Confirmation Order if the Confirmation Order is not stayed pending such appeal, review or other challenge.

ARTICLE X

RETENTION OF JURISDICTION

10.1Jurisdiction of the Bankruptcy Court.
Notwithstanding entry of the Confirmation Order, or the occurrence of the Effective Date or “substantial consummation” of the Plan, the Chapter 11 Case having been closed, or a Final Decree having been entered, the Bankruptcy Court shall have and retain jurisdiction of matters arising out of, and related to the Chapter 11 Case and the Plan under, and for the purposes of, Bankruptcy Code §§ 105(a), 1127, 1142 and 1144 and for, among other things, the following purposes:

(a)           To consider any modification of the Plan under Bankruptcy Code § 1127 and/or modification of the Plan before “substantial consummation” as defined in Bankruptcy Code § 1101(2) and to consider any modification of the Plan to cure any defect or omission, or reconcile any inconsistency in the Plan, the Disclosure Statement, or in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order.

(b)           To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases, if any, and allowance of Claims resulting therefrom.

(c)           To determine any and all pending adversary proceedings, applications, and contested matters pending on, filed or commenced as of the Confirmation.

(d)           To determine any and all adversary proceedings, applications, and contested matters filed or commenced by the Reorganized Debtors or the Creditor Trustee after the Confirmation Date, including, without limitation, Assigned Preference Actions and Causes of Action.

(e)           To ensure that distributions are accomplished as provided in the Plan.

(f)           To hear and determine any objections to Administrative Expense Claims, to proofs of Claim, or to Claims and Equity Interests filed and/or asserted both before and after the Confirmation Date, including any objections to the classification of any Claim or Equity Interest, and to allow or disallow any disputed Administrative Expense Claim, other Claim, or Equity Interest, in whole or in part, and any request for estimation of Claims.

(g)           To protect the property of the estate from adverse Claims or interference inconsistent with the Plan, including to hear actions to quiet or otherwise clear title to such property based upon its exclusive ownership of claims and causes of action retained under the Plan.

(h)           To hear and determine matters pertaining to abandonment of property of the estate and to recover all Assets of the Debtors’ and property of the estate, wherever located.

(i)           To (a) enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated; (b) to issue such orders in aid of execution of the Plan as may be necessary and appropriate, to the extent authorized by Bankruptcy Code § 1142; and (c) to interpret and enforce any Orders previously entered in the Chapter 11 Case to the extent such Orders are not superseded or inconsistent with the Plan.

(j)           To hear and determine all applications for compensation and reimbursement of expenses of Professional Persons under Bankruptcy Code §§ 330, 331, and 503(b) for services rendered and expenses incurred prior or subsequent to the Confirmation Date.

(k)           To hear and determine all litigation, causes of action and all controversies, suits and disputes that may arise in connection with the interpretation, implementation or enforcement of the Plan, including but not limited to, any and all litigation and/or causes of action brought by the Debtors, Reorganized Debtors, or Creditor Trustee, whether such litigation and/or causes of action is/are commenced either prior to or after the Effective Date.

(l)           To hear and determine matters concerning state, local, and federal taxes in accordance with Bankruptcy Code §§ 345, 505, and 1146.

(m)           To enter a Final Decree closing the Chapter 11 Case.

(n)           To issue any order in aid of implementation of the Plan.

(o)           To consider and act on the compromise and settlement of any litigation, Claim against or cause of action on behalf of the estate.

10.2Failure Of Bankruptcy Court To Exercise Jurisdiction.
  If the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction, or is otherwise without jurisdiction over any matter arising under, arising in or related to the Bankruptcy Case, including any of the matters set forth in the Plan, the Plan shall not prohibit or limit the exercise of jurisdiction by any other court of competent jurisdiction with respect to such matter.

ARTICLE XI

EFFECT OF CONFIRMATION OF THE PLAN

11.1Discharge.
IN CONJUNCTION WITH BANKRUPTCY CODE § 1141, EXCEPT AS OTHERWISE PROVIDED FOR HEREIN, THE RIGHTS AFFORDED HEREIN AND THE TREATMENT OF ALL CLAIMS AND EQUITY INTERESTS HEREIN SHALL BE IN EXCHANGE FOR AND IN COMPLETE SATISFACTION, DISCHARGE AND RELEASE OF CLAIMS AND EQUITY INTERESTS OF ANY NATURE WHATSOEVER,

INCLUDING ANY INTEREST ACCRUED ON SUCH CLAIMS FROM AND AFTER THE PETITION DATE, AGAINST THE DEBTORS, AND OF THE ASSETS OR PROPERTIES OF THE DEBTORS’ BANKRUPTCY ESTATES.  EXCEPT AS OTHERWISE PROVIDED IN THE PLAN, (I) ON THE EFFECTIVE DATE, ALL CLAIMS AGAINST THE DEBTORS WHICH AROSE BEFORE THE CONFIRMATION DATE SHALL BE SATISFIED, DISCHARGED AND RELEASED IN FULL, (II) ON THE EFFECTIVE DATE, THE RIGHTS AND INTERESTS OF ALL HOLDERS OF OLD EQUITY INTERESTS SHALL BE TERMINATED, CANCELED AND OF NO FORCE AND EFFECT, AND (III) ALL PERSONS SHALL BE PRECLUDED FROM ASSERTING AGAINST THE DEBTORS OR REORGANIZED DEBTORS THEIR SUCCESSORS, OR ANY OF THEIR ASSETS OR PROPERTIES ANY OTHER OR FURTHER CLAIMS OR EQUITY INTERESTS BASED UPON ANY ACT OR OMISSION, TRANSACTION OR OTHER ACTIVITY OF ANY KIND OR NATURE THAT OCCURRED BEFORE THE CONFIRMATION DATE, AS WELL AS ANY DEBT OF A KIND SPECIFIED IN BANKRUPTCY CODE §§ 502(G), 502(H), OR 502(I), IRRESPECTIVE OF WHETHER (X) A PROOF OF CLAIM BASED ON SUCH A DEBT HAS BEEN FILED, OR DEEMED TO HAVE BEEN FILED, UNDER BANKRUPTCY CODE §§ 501 OR 1111(a), (Y) SUCH CLAIM IS ALLOWED UNDER BANKRUPTCY CODE § 502, OR (Z) THE HOLDER OF THE CLAIM HAS ACCEPTED THE PLAN.

11.2Binding Effect of Plan/Injunction.
UPON THE EFFECTIVE DATE, BANKRUPTCY CODE § 1141 SHALL BECOME APPLICABLE WITH RESPECT TO THE PLAN AND THE PLAN SHALL BE BINDING ON ALL PARTIES TO THE FULLEST EXTENT PERMITTED BY BANKRUPTCY CODE § 1141(a).  IN ACCORDANCE WITH BANKRUPTCY CODE § 1141, ALL OF THE DEBTORS’ PROPERTY SHALL BE VESTED

IN THE REORGANIZED DEBTORS FREE AND CLEAR OF ALL CLAIMS, LIENS AND INTERESTS OF CREDITORS AND EQUITY HOLDERS.

UPON THE EFFECTIVE DATE, ALL PERSONS AND ENTITIES SHALL BE PERMANENTLY ENJOINED BY THE PLAN FROM COMMENCING OR CONTINUING ANY ACTION, EMPLOYING ANY PROCESS, ASSERTING OR UNDERTAKING AN ACT TO COLLECT, RECOVER, OR OFFSET, DIRECTLY OR INDIRECTLY, ANY CLAIM, RIGHTS, CAUSES OF ACTION, LIABILITIES OR INTERESTS IN OR AGAINST ANY PROPERTY DISTRIBUTED OR TO BE DISTRIBUTED UNDER THE PLAN, OR VESTED IN THE REORGANIZED DEBTORS, BASED UPON ANY ACT, OMISSION, TRANSACTION, OR OTHER ACTIVITY THAT OCCURRED BEFORE THE EFFECTIVE DATE, EXCEPT TO THE EXTENT A PERSON OR ENTITY HOLDS AN ALLOWED CLAIM UNDER THE PLAN AND IS ENTITLED TO A DISTRIBUTION UNDER THE PLAN IN ACCORDANCE WITH ITS TERMS, AND TO ENFORCE ITS RIGHTS TO DISTRIBUTION UNDER THE PLAN.

11.3Releases by Creditors and Equity Security Holders.
AS OF THE EFFECTIVE DATE, IN CONSIDERATION FOR THE VALUE PROVIDED TO EFFECTUATE THE PLAN, TO THE FULLEST EXTENT PERMISSIBLE UNDER LAW, THE HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE DEEMED TO RELEASE AND FOREVER WAIVE AND DISCHARGE AS AGAINST THE DEBTORS,  MEDLEY, CASTLERIGG AND EACH OF THE RESPECTIVE AFFILIATES (PAST AND PRESENT), PARENT COMPANIES AND SUBSIDIARIES, MEMBERS, PARTNERS, SUCCESSORS, HEIRS, ASSIGNS, REPRESENTATIVES: ALL ACTIONS, COSTS, CLAIMS, CAUSES OF ACTION, DAMAGES, DEMANDS DEBTS, EXPENSES

(INCLUDING ATTORNEYS FEES),  JUDGMENTS, LOSSES (INCLUDING ANY CLAIMS FOR CONTRIBUTION OR INDEMNIFICATION), LIABILITIES, OBLIGATIONS, RIGHTS OR SUITS, WHETHER MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE THAT ARE BASED IN WHOLE OR PART ON ANY ACT, OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE RELATING IN ANY WAY TO THE DEBTORS OR THE CHAPTER 11 CASES; PROVIDED, THAT THE FOREGOING SHALL NOT CONSTITUTE A WAIVER OR RELEASE OF ANY RIGHT OF THE HOLDER OF AN ALLOWED CLAIM OR ANY OF THE RIGHTS OF ANY PARTIES IN RESPECT OF LIABILITIES ASSUMED BY THE REORGANIZED DEBTORS UNDER THIS PLAN, THE RELEASES SET FORTH IN THIS PARAGRAPH SHALL BE BINDING UPON AND SHALL INURE TO THE BENEFIT OF THE REORGANIZED DEBTORS.

11.4Exculpation and Limitation of Liability.
THE DEBTORS, THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS, ACCOUNTANTS, INVESTMENT BANKERS, RESTRUCTURING CONSULTANTS AND FINANCIAL ADVISORS, AND THE CREDITORS’ COMMITTEE, ITS MEMBERS (SOLELY IN THEIR CAPACITY AS MEMBERS OF THE CREDITORS’ COMMITTEE) AND ITS ATTORNEYS AND FINANCIAL ADVISORS, IF ANY, SHALL NOT HAVE OR INCUR ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY ACT TAKEN OR OMITTED TO BE TAKEN IN CONNECTION WITH, OR RELATED TO THE FORMULATION, NEGOTIATION, PREPARATION, DISSEMINATION, SOLICITATION, IMPLEMENTATION, ADMINISTRATION, CONFIRMATION OR CONSUMMATION OF

THE PLAN, THE DISCLOSURE STATEMENT OR ANY OTHER CONTRACT, INSTRUMENT, RELEASE OR OTHER AGREEMENT OR DOCUMENT CREATED OR ENTERED INTO IN CONNECTION WITH THE PLAN OR ANY OTHER ACT TAKEN OR OMITTED TO BE TAKEN IN CONNECTION WITH OR IN CONTEMPLATION OF THE RESTRUCTURING OF THE DEBTORS; PROVIDED HOWEVER, THAT THE FOREGOING PROVISIONS OF THIS SECTION X. SHALL HAVE NO EFFECT ON THE LIABILITY OF ANY PERSON OR ENTITY THAT RESULTS FROM ANY SUCH ACT OR OMISSION THAT IS DETERMINED IN A FINAL ORDER TO HAVE CONSTITUTED GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

11.5No Limitations on Effect of Confirmation
.  Nothing contained in the Plan or the Disclosure Statement will limit, waive or restrict in any way the effect of Confirmation as set forth in Bankruptcy Code § 1141.  Confirmation will bind the Debtors, all Creditors, Equity Interest Holders and other parties in interest to the provisions of the Plan, whether or not the Claim or Equity Interest of such Creditor or Equity Interest Holder is Impaired under the Plan and whether or not such Creditor or Equity Interest Holder has accepted the Plan and whether or not a proof of Claim or Equity Interest has been filed or deemed to have been filed under Bankruptcy Code sections 501 or 1111(a), or such Claim or Equity Interest is allowed under Bankruptcy Code section 502.

11.6Revesting of Property in the Debtors.
Except as otherwise expressly provided herein or in the Confirmation Order, on the Effective Date, but retroactive to the Confirmation Date, without any further action, the Reorganized Debtors will be vested with all of the property of the Debtors’ estate, wherever situate, free and clear of all Claims, Liens and Old Equity Interests (except for Liens, if any, granted to secure the  Medley NSSTL and the

Castlerigg NSSTL  and Claims pursuant to the Greenfield Secured Claim).  On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire or dispose of their assets free of any restrictions imposed by the Bankruptcy Code and the Bankruptcy Rules and without supervision or approval  by the Bankruptcy Court. Without limiting the generality of the foregoing and except as otherwise expressly provided herein or in the Confirmation Order, any Causes of Action, will be preserved and retained solely for the Reorganized Debtors’ commencement, prosecution, use and benefit.

11.7 Preservation of Causes of Action.
Pursuant to section 1123(b) of  the Bankruptcy Code, the Debtors as Reorganized Debtors shall retain and reserve the right to enforce all rights to commence and pursue Causes of Action whether arising prior to or after the Petition Date, in any court or other tribunal.  Unless a Cause of Action is expressly waived, relinquished, released, compromised or settled in the Plan, or any Final Order or specifically transferred to the Creditor Trust pursuant to the Plan, the Debtors on behalf of  themselves and as the Reorganized Debtors expressly reserve all Causes of Action for later adjudication and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches shall apply to any Causes of Action upon Confirmation or the Effective Date.  No entity may rely on the absence of a specific reference in the Plan, any Plan Supplement, or the Disclosure Statement to any Cause of Action against them as an indication that the Debtors or the Reorganized Debtors, will not pursue any and all available Causes of Action against them. The Debtors and the Reorganized Debtors, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan.

   11.8           Maintenance of Administrative Expense Claim Status Post-Discharge.
Notwithstanding any discharge granted to the Debtors, Allowed Administrative Expense Claims shall maintain their administrative priority status under 11 U.S.C. § 507(a)(2) until paid in full.

ARTICLE XII

OTHER PLAN PROVISIONS

12.1Governing Law.
Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the internal laws of the State of Delaware shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan, without regard to the conflict of laws provisions of the State of Delaware.

12.2Notices.
All notices, requests, and demands to or upon the Debtors or, on or after the Effective Date, the Reorganized Debtors, to be effective shall be in writing (including, without limitation, by telex or facsimile transmission) and, unless otherwise expressly provided in the Plan, shall be deemed to have been duly given or made when actually delivered or in the case of telex notice, when sent, answer back received, or in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

To the Debtor or Reorganized Debtor:	PNG Ventures, Inc. 5310 Harvest Hill Road, Suite 229 Dallas, TX 75230 Attn: Cem Hacioglu Fax: 214-613-0230

With a copy to:
Hal L. Baume, Esq.
Fox Rothschild LLP
997 Lenox Drive, Bldg. 3
Lawrenceville, NJ  08648
Fax:  609-896-1469

and

Martha B. Chovanes, Esq.
Fox Rothschild LLP
997 Lenox Drive, Bldg. 3
Lawrenceville, NJ  08648
Fax:  609-896-1469

12.3Post-Effective Date Fees and Expenses.
From and after the Effective Date, the Reorganized Debtors shall, in the ordinary course of business and without the necessity of any approval by the Bankruptcy Court, pay the reasonable fees and expenses of Professional Persons thereafter incurred by the Reorganized Debtors, including without limitation, those fees and expenses incurred in connection with the implementation and consummation of the Plan.

12.4Compliance With Tax Requirements.
In connection with the Plan, the Debtors shall comply with all withholding and reporting requirements imposed by federal, state, local and foreign taxing authorities.  Pursuant to Bankruptcy Code § 1146(a), the issuance, transfer, or exchange of an equity security under the Plan, the creation of any mortgage, deed of trust or other security interest, making or assignment of any lease or sublease, making or delivery of any deed or instrument of transfer, under, in furtherance of or in connection with the Plan, including, without limitation, any merger agreements or agreement or consolidation, deeds, bills of sale, or assignment executed in connection with any of the transactions contemplated under the Plan shall not be taxed under any law imposing a stamp tax or similar tax and the appropriate state or local governmental officials or agents shall forego collection of any such tax or governmental assessment and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

12.5No Admissions or Waivers.
Without limiting the generality of any similar provision in the Plan, notwithstanding anything in the Plan to the contrary, nothing contained in the Plan or in the Disclosure Statement shall be deemed an admission by any entity with respect to any matter set forth herein.  If the Plan is not confirmed (or, if confirmed, does not become effective), no statement contained in the Plan or in the Disclosure Statement may be used or relied on in any manner in any suit, action, proceeding o controversy within or outside of the Chapter 11 Cases against the Debtors.  The Debtors reserve any and all of their rights as against all Persons in the event the Plan is not confirmed.

12.6Severability.
Should any provision in the Plan be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any and all other provisions of the Plan.

12.7Successors And Assigns.
The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, the heir, executor, administrator, successor or assign of such Person.

12.8Reliance.
The Creditor Trustee, its agents, employees and professionals, while acting in its capacity as Plan administrator, including but not limited to, objecting to Claims, making Distributions to Creditors holding Allowed Claims, and approving settlement of actions, as the case may be, shall be permitted to reasonably rely on any certificates, sworn statements, instruments, reports, claim dockets, schedules, or other documents reasonably believed by it to be genuine and to have been prepared or presented by the Bankruptcy Court Clerk’s Office, the Debtors, and the Debtors’ Professional Persons.

12.9Bar Date for Administrative Expense Claims.
The Confirmation Order will establish an Administrative Claims Bar Date for filing Administrative Expense Claims (other than for Professional Person Claims), which will be thirty (30) days after the Effective Date of the Plan.  Holders of asserted Administrative Expense Claims not paid before the Effective Date shall submit proofs of claim on or before such Administrative Claims Bar Date or forever be barred from doing so.  The notice of Confirmation to be delivered under Bankruptcy Rules 3020(c) and 2002(f) will set forth such date and constitute notice of this Administrative Claims Bar Date.  The Reorganized Debtors shall have forty-five (45) days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Claims Bar Date to review and object to such Administrative Expense Claims before a hearing for determination of allowance of such Administrative Expense Claims.

12.10Withdrawal or Modification of The Plan.
The Debtors reserve the right to withdraw the Plan at any time before the entry of the Confirmation Order, in which event the Plan shall be deemed null and void and be of no force and effect as if it had never been drafted or filed.

The Debtors may alter, amend or modify the Plan at any time before Confirmation, provided that the Plan, as altered, amended or modified, satisfies the conditions of Bankruptcy Code §§ 1122 and 1123, and the Debtors shall have complied with Bankruptcy Code § 1125.  However, the Bankruptcy Court may require a new disclosure statement and/or re-voting on the Plan if Debtors modify the plan before Confirmation.

The Debtors may also seek to alter, amend or modify the Plan at any time after Confirmation so long as (1) the Plan has not been substantially consummated, (2) as altered, amended or modified the Plan satisfies the conditions of Bankruptcy Code §§ 1122 and 1123, and (3) the Bankruptcy Court authorizes the proposed modification after notice and a hearing under Bankruptcy Code § 1129.

A Holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such Holder.  Prior the

Effective date, the Debtors may make appropriate technical non-material modifications to the Plan or the Disclosure Statement without further order or approval of the Bankruptcy Court, provided that such technical modifications do not adversely affect the treatment of Holders of Claims or Equity Interest.

The Debtors further reserve the right to modify the treatment of any Allowed Claims at any time after the Effective Date of the Plan upon the consent of the Creditor whose Allowed Claim treatment is being modified, so long as no other Creditors are materially adversely affected.

12.11Headings.
Headings are used in this Plan for convenience and reference only, and shall not constitute a part of this Plan for any other purpose.

12.12Exhibits/Schedules.
Any exhibits and schedules to this Plan are incorporated into and are made a part of this Plan as if fully set forth herein.

12.13Good Faith.
Confirmation of the Plan will constitute a finding that the Plan has been proposed in good faith and in compliance with all applicable provisions of the Bankruptcy Code.

12.14Post-Confirmation Conversion/Dismissal.
A creditor or party in interest may bring a motion to convert or dismiss the Bankruptcy Case under Bankruptcy Code § 1112(b), after the Plan is confirmed, if there is a default in performance of the Plan or if cause exists under Bankruptcy Code § 1112(b).  If the Bankruptcy Court orders the case converted to chapter 7 after the Plan is confirmed, then all property that had been property of the chapter 11 estate, and that has not been disbursed pursuant to the Plan, will re-vest in the chapter 7 estate, and the automatic stay will be re-imposed upon the re-vested property only to the extent that relief from stay was not previously granted by the Bankruptcy Court during this case.  In addition, any Allowed Claims for Administrative Expenses which are not paid on the Effective Date shall continue to be entitled to administrative priority, under 11 U.S.C. § 507(a)(1) in any such subsequent Chapter 7 case to which this case is converted.

12.15Post-Confirmation Quarterly Fees.
Quarterly fees pursuant to 28 U.S.C. § 1930(a)(6) continue to be payable to the Office of the United States Trustee post-confirmation until such time as the case is converted, dismissed, or closed pursuant to Final Decree.

12.16Entire Agreement
.  The Plan, as described herein, and the Disclosure Statement and exhibits thereto set forth the entire agreement and understanding of the parties hereto relating to the subject matter hereof and supersede all prior discussions and documents.  No party hereto shall be bound by any terms, conditions, definitions, warrants, understandings or representations with respect to the subject matter hereof, other than as in expressly provided for herein or as may hereafter be agreed by the parties in writing.

Dated: December 24, 2009

    PNG VENTURES, INC.

    By:   /s/ Cem Hacioglu
Name:  Cem Hacioglu
Title:  Chief Executive Officer

Exhibit A

Contracts to be Rejected

Contract Party	Debtor

Golden Spread Energy, Inc.	Applied LNG Technologies USA, LLC
P.O. Box 51166	and Arizona LNG, LLC
Amarillo, TX 79159

Jack B. Kelly, Inc.	Applied LNG Technologies USA, LLC
P.O. Box 50539	and Arizona LNG, LLC
Amarillo, TX 79159

Golden Spread Energy, Inc.,	PNG Ventures, Inc. and
Telluride Investments, Inc.	Earth Leasing, Inc.
f/k/a GSEJKM, Inc., GSEKFT, Inc.,
GSESKO, Inc., Neptune Leasing,
Inc., Oliver Kendall Kelly, Cryogenic
Research and Development, Inc.,
Jack B. Kelley Enterprises, Inc. and
Shiprock Helium, LLC
P.O. Box 51166
Amarillo, TX 79159

Black Forest International, LLC	PNG Ventures, Inc.
c/o Mark Baum, Esquire
2038 Corte del Nogal, Suite 110 Carlsbad, CA 92008 and Evolution Fuels, Inc. f/k/a Earth Biofuels, Inc. 3001 Knox Street, Suite 403 Attn: Randy Hepler Dallas, TX 75205

Specialty Trailer Leasing	Applied LNG Technologies USA, LLC
P.O. Box 51166 Amarillo, TX 79159

Mitel Netsolutions

PO Box 53230
Phoenix, Arizona 85072	Applied LNG Technologies USA, LLC

James B. Panther	PNG Ventures, Inc.
Black Forest International 2038 Corte del Nogal, Suite 110 Carlsbad, CA 92008

Exhibit B

ACCO 949 W. Bell Road Nogales, AZ 85628	Intercontinental Exchange, Inc. PO Box 933625 Atlanta, GA 31193
Action Stock Transfer Corp. 7069 S. Highland Dr. - Ste. 300 Salt Lake City, UT 84121	Intermountain Gas Co. 555 S Cole Rd. Boise, ID 83709
Alan Nielson 1502 West Pinyon Pines Way South Jordan, UT 84095	Lee Hurd/ Segunda Corp. 830 E. Camino Corrida Tucson, AZ 85704
APL Maritime 1579 Middle Harbor Road Oakland, CA 94607	LEV Inc. 1916 Bagley Way Tucson AZ 85746
BFI Waste 9200 Glenoaks Blvd. Sun Valley, CA 91352	Macquarie-Cooke 10100 Santa Monica Blvd., 18th FL Los Angeles, CA 90067
Blue Diamond 1100 E. Orangethrope Ave.-Suite 250 Anaheim, CA 92801	NABI 106 National Drive Anninston, AL 36207
BNSF P.O. Box 961284 Fort Worth, TX 76161	Nikkiso Cryo 4661 Eaker Street Las Vegas, NV 89081
Border Valley Trading 604 E. Mead Brawley, CA 92243	OCTA 550 South Main Street Orange, CA 92863
Burrtec Waste 9890 Cherry Avenue Fontana, CA 92335	Omnitrans 1700 West Fifth Street San Bernardino, CA 92411
Burrtec Waste - Palm Desert 41575 Eclectic Street Palm Desert, CA 92260	Pacific Harbor Line 340 Water Street Wilmington, CA 90742
Cal Cartage 3545 Long Beach Blvd.-Ste. 500 Long Beach, CA 90807	Peninsula Light Metals 4880 West Rosecrans Ave. Hawthorne, CA 90250
Capacity of Texas, ITS/UPRR 401 Capacity Drive Longview, TX 75604	Pioneer Natural Resources 5205 N. O'Connor Blvd. - Suite 200 Irving, TX 75039
City of Bakersfield 1501 Truxtun Avenue Bakersfield, CA 93301	Platts P.O. Box 848093 Dallas, TX 75284
City of Long Beach 2600 Temple Avenue Long Beach, CA 90806	Prometheus Energy 9675 S.E. 36th Street Mercer Island, WA 98040
City of Los Angeles 111 E. 1st Street, Room 110 Los Angeles, CA 90012	Qquest Asset Management 9350 S 150 E, Ste. 300 Sandy, UT 84070
City of Redlands 35 Cajon Street, Ste. 220 Redlands, CA 92373	San Diego Gas & Electric 8306 Century Park Court 41D San Diego, CA 92123
City of San Bernardino 300 North "D" Street San Bernardino, CA 92418	Sequent Energy Management, LP 1200 Smith, Ste. 900 Houston, TX 77002
City of San Diego 2740 Caminito Chollas San Diego, CA 92105	SES/Yusen Terminal 301 E. Ocean Blvd, Ste. 1510 Long Beach, CA 90802
Conoco Phillips P.O. Box 2197 Houston, TX 77252	Shell Energy Attn: Jim McPherson 909 Fannin - Plaza One Level Houston, TX 77002
CoreXchange 1950 Stemmons Freeway - Ste. 4006 Dallas, TX 75207	South Bay Trucking Center 21107 S Chico St. Carson, CA 90745
Crisp 2811 N Palenque Ave. Nogales, AZ 85621	Southwest Caruthers/Prometheus 9675 S E 36th St. Mercer Island, WA 98040
Cryogenic Transportation, Inc. 1900 AM Dr. Ste. 103 Quakertown, PA 18951	Stark Solutions Group 4201 Spring Valley Road - Suite 1200 Dalas, TX 75244 Attn: Glenham Heyman
El Paso P.O. Box 1087 Colorado Springs, CO 80944	Stater Bros. 21700 Barton Rd. Colton, CA 92324
Emerson/Daniel Measurement P.O. Box 730156 Dallas, TX 75373	Sysco Foods 20701 E Currier Rd. Walnut, CA 91789
Environmental Safety Mgmt (ESM) 115 W California Blvd. Pasadena, CA 91105	Toll Hill c/o Andrews Kurth, LLP 450 Lexington Ave. New York, NY 10017
Exxon Mobil 800 Bell Street, CORP EMB 3573M Houston, TX 77002	UPS P.O. Box 650580 Dallas, TX 75254
FC Stone 141 West Jackson Ste. 2730 Chicago, IL 60604	Veolia Transportation 302 N 1st Avenue, Ste. 450 Phoenix, AZ 85003
Fleetstar 5310 Harvest Hill Road - Suite 229 Dallas, TX 75230	Vons 12801 Excelsior Dr. Santa Fe Springs, CA 90670
Ganfer 282 North Court Plaza PMB 119 Nogales, AZ 85621	Waste Management 7075 N Scottsdale Rd., Ste. 300 Scottsdale, AZ 85252
GI Rubbish 7075 N Scottsdale Rd, Ste 300 Scottsdale, AZ 85252	Westport Fuel 101-1750 W 75th Ave. Vancouver, British Columbia Canada V6P 6G2
Grand Canyon National Pk 1824 S Thompson Street Flagstaff, AZ 86001	Wetco Investments 15335 Valley Blvd. Fontana, CA 92335
Hay Day Farms 15500 South Commercial Blythe, CA 92225	Williams Four Corners One Williams Center Tulsa, OK 74172
IMA of Colorado 1550 17th St. - Ste. 600 Denver, CO 80202	Yeager 1995 Agua Mansa Rd. Riverside, CA 92509
Inland Kenworth 9730 Cherry Ave. Fontana, CA 92335